Exhibit 2.1

PURCHASE AND SALE AGREEMENT

FOR THE SALE OF CERTAIN PROPERTY OF

the Sellers set forth on Exhibit A hereto

TO

DREAM FINDERS HOLDINGS LLC

Dated as of June 17, 2021

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this "Agreement") is dated as of June 17, 2021 (the "Effective Date"), by and between (i) each of the Persons identified as a "Seller" on Exhibit A attached hereto (each is a "Seller", and collectively are the "Sellers"); (ii) FRANK B. MCGUYER ("Owner"), McGuyer Interests, Ltd., a Texas limited partnership ("McGuyer Interests", and together with Owner, the "Interest Holders"); and (iii) Dream Finders Holdings llc, a Florida limited liability company ("Buyer"). Sellers, Interest Holders and Buyer are referred herein collectively as the "Parties" and individually as a "Party".

RECITALS

A.          The Sellers own the assets identified in Sections 2.1.1 through 2.1.16, which are used in the businesses, conducted in the State of Texas, of (collectively, the "Business"): single-family, residential homebuilding; owning model homes; acquisition, ownership and licensing of intellectual property (including architectural plans); purchasing and reselling homebuilding supplies; development, construction and sale of condominium units in Austin, Texas; mortgage origination through a mortgage company; title insurance, escrow and closing services through a title company.

C.           Buyer is engaged in the business of acquiring and developing land, and building and selling homes in multiple states;

D.           Interest Holders are directly or indirectly, the principal legal and beneficial owners of the Sellers;

E.          Buyer and some of the Sellers previously entered into a letter of intent dated March 30, 2021 (the "LOI") with respect to the Buyer's purchase of specified assets of the Sellers;

F.           Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Purchased Assets set forth below on the terms and conditions hereof.

NOW, THEREFORE, with reference to the foregoing Recitals and for other good and valuable consideration (including Buyer's payment to the Sellers of an aggregate amount of One Hundred Dollars ($100.00) in cash on the date hereof), the receipt and adequacy of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND RULES OF CONSTRUCTION

1.1         Definitions.  All initially-capitalized terms that are used but not defined in this Agreement have the meanings given such terms in Part I of Exhibit B. Part II of Exhibit B contains an index that lists the Sections of this Agreement in which other capitalized terms are defined.

1.2         Rules of Construction.  This Agreement shall be interpreted in accordance with the rules of construction set forth in Part III of Exhibit B.

ARTICLE 2
PURCHASE AND SALE

2.1         Purchase and Sale of Purchased Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from each Seller, free and clear of any Encumbrances other than Permitted Encumbrances, such Seller's right, title and interest in and to, as applicable, the following property and assets, whether real, personal or mixed, tangible and intangible, inclusive of all assets used in the operation of the Business, including, but not limited to:

2.1.1          all assets reflected on the Schedule of Net Asset Value (the "NAV Schedule", attached as Schedule 2.1.1) except for the Excluded Assets (as defined below) and Subsequent Parcels (see Section 3.8 below) and as adjusted for assets subsequently acquired and disposed of in the ordinary course of business consistent with past practices (the assets specified in other provisions of this Section 2.1 may include assets also identified in this Section 2.1.1);

2.1.2        those parcels of real property described in Schedule 2.1.2 (collectively, the "Land"), which include, as applicable, the Lots, together with all Improvements thereon (including Work-in-Process Units), and all related Easements, if any, and water and water rights appurtenant or related thereto, including tributary, non-tributary, not non-tributary and ground water (collectively, the "Water Rights") (the Land, Improvements, Easements, and Water Rights are referred to collectively herein as the "Real Property"), except for Real Property that is sold prior to Closing in the ordinary course of business and the Subsequent Parcels;

2.1.3          all supplies, construction materials and equipment, sales offices, fixtures, furnishings and equipment, model home contents, marketing materials and any other personal property owned by such Seller in connection with the development, construction, sale or marketing of residential units on, or the ownership of, the Real Property or portions thereof (collectively, the "Tangible Personal Property");

2.1.4        the interests owned by such Seller in Contracts for the sale by it of Lots or Land or for the sale by it of residential units constructed or to be constructed on the Lots (collectively, the "Sale Contracts"), including BOYL Contracts, Sale Contracts between any Sellers and any Shared Services Affiliates (identified on Schedule 4.26) for real property owned by any Shared Services Affiliate, and the earnest money or option deposits provided to such Seller by the respective purchasers thereof (collectively, the "Sale Deposits");

2.1.5          the interests owned by such Seller in all Contracts between a Seller and any subcontractors, laborers, material suppliers and engineering, design and other consultants, service providers, with respect to work on the Real Property whether the work performed or to be performed under such Contract is onsite, offsite, direct or indirect, other than those listed as Excluded Assets on Schedule 2.2 (collectively, the "Subcontracts");

2.1.6          each of the model homes listed by street address, plat and lot number on Schedule 2.1.6 (the "Model Homes"), including all furniture, fixtures, equipment and any other personal property owned by a Seller relating thereto;

2.1.7          the interests owned by such Seller in all contracts to acquire the real property listed on Schedule 2.1.7, including between Affiliates of the Sellers and a Seller, including any and all deposits made thereunder (the "Acquisition Contracts");

2.1.8          the interests owned by such Seller in Contracts and leases, including surface use agreements and any billboard or similar advertising leases, and/or agreements listed on Schedule 2.1.8 (the "Other Contracts");

2.1.9         all of the following insofar as they relate to any Real Property and are owned by any Seller and subject to Section 7.5 below:  (a) governmental permits, licenses, applications, subdivision maps, plat maps, rights under development, subdivision and other similar agreements, building permits, certificates of occupancy and other development rights, entitlements or permits; (b) utility and other permits and deposits, commitments of utility capacity, other Contracts and rights with respect to utility capacity or development of utilities, and title to any installed or constructed utilities; (c) prepaid expenses, fees and deposits, and the right to any refunds thereunder; (d) sewer and other utility taps and drainage rights, and prepaid facilities, water resource, system development fees and other prepaid fees associated with the development and/or construction of any improvements within or on real property; (e) warranties and guaranties; (f) rights with respect to Special Districts, directors lots with respect to Special Districts, interests owned by any Seller in any Contract with any Special District, and other reimbursements and receivables from any Special District that are payable or may become payable to any Seller; (g) any rights of such Seller or any third party with respect to the Real Property in any application or other matter submitted to any Governmental Body having jurisdiction over the subject matter thereof and all rights to the process relating to such applications; and (h) any other benefits or rights that inure to the benefit of or with respect to any Real Property (collectively, the "Entitlements");

2.1.10       to the extent owned by a Seller and subject to Section 7.5 below, all engineering, geotechnical, soils, environmental, architectural, home design, landscaping, drainage, grading, natural resources, archeological and other plans, specifications and reports relating to the Real Property (collectively, the "Plans and Specifications");

2.1.11       to the extent owned by a Seller and subject to Section 7.5 below, all signage and advertising materials (in any form, format or media, including electronic or Internet-based) and rights, including all of the right, title and interest of such Seller in and to any trademarks, d/b/a's or trade names (including but not limited to the names MHI, McGuyer Homebuilders, Pioneer Homes, Plantation Homes, Wilshire Homes, Coventry Homes, Gatehouse Properties and Carmel Builders), the names of the Sale Communities to the extent owned by or licensed to a Seller, all telephone and telecopy numbers, and all marketing names and logos, Internet websites, and domain names and web addresses associated with the Sale Communities or any other Intellectual Property Rights now used in connection with the development, marketing and sale of the Real Property (collectively, "Marketing IP"), together with all mailing lists, customer lists, sales leads or traffic lists, telecommunication systems, computer software, computer software licenses, maintenance agreements (which licenses and maintenance agreements shall constitute Other Contracts), and sales brochures, all telephone and telecopy numbers, and all marketing names and logos, Internet websites, and domain names and web addresses associated with the Sale Communities (collectively, the "Marketing Property" including the Marketing IP);

2.1.12        all fidelity bonds, including payment and performance bonds, maintenance bonds, labor and material bonds and other bonds, letters of credit and subdivision improvement guaranties relating to the Real Property (the "Bonds");

2.1.13        except to the extent that any of the following constitute Excluded Assets, all claims, warranties, indemnities and similar rights, including subrogation rights relating to the Subcontracts, insofar as they relate to the Real Property or the Assumed Liabilities (collectively, the "Claims");

2.1.14        except to the extent that any of the following constitute Excluded Assets, all of the books, instruments, papers, and records that relate directly to the Purchased Assets of the Sellers, whether in written form or another storage media, including:  (i) accounting and financial records, (ii) property records and reports, (iii) customer, subcontractor, and supplier lists, (iv) environmental records and reports, (v) personnel and labor relations records, and (vi) property, sales or transfer tax records and returns, provided that such books instruments, papers and records shall exclude any documents relating to the Excluded Assets, the Governing Documents of the Sellers, and the income tax records and returns of the Sellers (collectively, the "Books and Records");

2.1.15         except to the extent that any of the following constitute Excluded Assets, any other property whatsoever that relates to or is used in connection with the Real Property, including trade secrets, confidential information, other Intellectual Property Rights, intangible property and intangible property rights ("Other Property");
2.1.16         all ownership interest in Builder Homesite, Inc. ("BHI");

2.1.17        the 60% membership interests owned by MHI Partnership, Ltd. in WKMM, LLC and the 49% membership interest owned by Frank McGuyer in Millennium Title of Texas, L.C. (collectively "MHI Title Company"), it being understood that the parties shall use good faith efforts to agree on the specific structure of the acquisition of the assets (or acquisition of the membership interests in) of the MHI Title Company including, without limitation the purchase price for the MHI Title Company (the "Title Company Purchase Price"), prior to the expiration of the Inspection Period;

2.1.18        the 75% limited partnership interest owned by Land Investment Management Corp. in FC Lending, Ltd. and the 65% limited partnership interest owned by McGuyer 2007 Partnership, LLP in Cornerstone Mortgage Partners of Texas, LP (collectively "MHI Mortgage Company"), it being understood that the parties shall use good faith efforts to agree on the specific structure of the acquisition of the assets (or acquisition of the ownership interest in) of the MHI Mortgage Company including, without limitation, the purchase price for the MHI Mortgage Company (the "Mortgage Company Purchase Price" and collectively with the Title Company Purchase Price the "MHI Entities Purchase Price"), prior to the expiration of the Inspection Period;

2.1.19         all goodwill of the Business.

The Real Property, the Tangible Personal Property, the Sale Contracts (as defined in Section 2.1.4), the Sale Deposits, the Subcontracts, the Entitlements, the Plans and Specifications, the Marketing Property, the Claims, the Books and Records, the Model Homes, the Other Property and the goodwill are collectively referred to in this Agreement as the "Property." The Sale Contracts, the Subcontracts, the Acquisition Contracts, the Bonds, the BOYL Contracts and the Other Contracts are collectively referred to in this Agreement as the "Assumed Contracts." The Property and Assumed Contracts are collectively referred to in this Agreement as the "Purchased Assets."

2.2        Excluded Assets.  The Purchased Assets shall exclude (i) all cash and cash equivalents, bank accounts and securities of the Sellers, (ii) all accounts or notes receivable of Sellers and (iii) those assets of Sellers shown on Schedule 2.2 attached hereto (collectively, "Excluded Assets").

2.3         Assumed Liabilities.  On the Closing Date, effective as of the Effective Time, Buyer shall assume and agree to discharge or otherwise perform when due only those liabilities of the Sellers (other than the Retained Liabilities) set forth on Schedule 2.3 (the "Assumed Liabilities").

2.4        Retained Liabilities.  Notwithstanding any other provision hereof, except for Assumed Liabilities, the Sellers shall retain, and the Buyer shall not assume or agree to pay, perform, or discharge any liabilities of the Sellers, including: (a) any liabilities or obligations that any Seller owes to an Affiliate thereof; (b) any liabilities or obligations that secure or relate solely to Excluded Assets; (c) except as set forth in Section 3.2 below (concerning the Buyer's payment of ½ of the commission payable to Builders Advisor Group equal to 1.5% of the Purchase Price), any liabilities or obligations owed for any broker or similar services rendered in connection with the Contemplated Transactions; (d) any employee liabilities, employee benefits or severance payments that are not Assumed Liabilities; (e) any liabilities or obligations with respect to any Employee Plans (including COBRA) that are not Assumed Liabilities; (f) any liabilities or obligations with respect to any Environmental Laws or Environmental Liabilities; provided, however, notwithstanding anything in this Agreement to the contrary, (1) Sellers reserve the right to assert any defense or right preserved for it in this Agreement or that they may otherwise raise against any third party with respect to any such potential liability and (2) Buyer shall be responsible to the extent that Buyer caused, aggravated or contributed to such liability after Closing; (g) any Seller expenses incurred in connection with this Agreement or the Contemplated Transactions; (h) to the extent arising out of the operation of the Business prior to Closing (other than Assumed Warranty Claims), any liabilities or obligations with respect to any pending or Threatened action, inquiry, investigation, or Proceeding whether involving private parties or before any administrative or other Governmental Body; (i) any product liabilities, including without limitation, construction defects or other liabilities in respect of construction work performed prior to the Closing Date (other than Assumed Warranty Claims) on homes closed prior to or as of the Closing Date or development work performed prior to the Closing Date on Finished Lots as of the Closing Date (such claims, "Warranty Claims"); (j) any trade accounts payable or other liabilities or obligations with respect to homes closed prior to or as of the Closing Date (k) except as other provided herein, any Taxes; and (l) any liability or obligation other than those Assumed Liabilities which Buyer assumes pursuant to Section 2.3 above (collectively, Retained Liabilities"), all of which shall remain the sole responsibility of, and be discharged and performed as and when due by, each applicable Seller.

2.5          Purchase Price.

2.5.1          Purchase Price.  The purchase price to be paid by Buyer for the Purchased Assets (the "Purchase Price"), shall be the sum of:

(A)        the aggregate book value of the Purchased Assets (excluding amounts attributable to goodwill and other intangibles, if any, and adjusted as necessary to comply with GAAP) less the amount of the Assumed Liabilities (the "Net Asset Value"); notwithstanding the foregoing, the Parties agree that the value to be paid for the equity interest in BUILDER HOMESITE, INC. shall be mutually determined by the parties prior to the expiration of the Inspection Period and not its book value.

(1)          The Net Asset Value will be calculated using generally accepted accounting principles as consistently applied by the Sellers ("GAAP") and in a manner consistent with the Net Asset Value calculation set forth on Schedule 2.5.1(A)(1) utilized in calculating the target purchase price (the "Target Purchase Price Schedule").

(2)           Based on the NAV Schedule attached as Schedule 2.1.1: (a) the aggregate book value of the Purchased Assets is ($565,083,512), (b) the Assumed Liabilities are $71,667,592, and (c) result in a Net Asset Value of $493,415,920.

(3)          The aggregate book values of the Purchased Assets, the amount of the Assumed Liabilities, the Net Asset Value and the Purchase Price will calculated at Closing (see Section 2.5.2 below) and adjusted pursuant to Section 2.6 below (i.e., the True‑Up);

(4)            For the avoidance of doubt, any Subsequent Parcels (see Section 3.8 below) shall be excluded from the Net Asset Value.

(B)          plus an amount equal to Fifty Million Dollars ($50,000,000.00) (the "Premium"). The Premium shall be a fixed value and shall not be adjusted pursuant to Section 2.6 below.

(C)           plus the MHI Entities Purchase Price.

(D)        Based on the NAV Schedule attached as Schedule 2.1.1, the target Purchase Price (excluding the MHU Entities Purchase Price) would be $543,415,920, including the Net Asset Value ($493,415,920), and Premium ($50,000,000).

2.5.2         Closing Purchase Price.  On or before seven (7) days prior to Closing, Sellers shall submit to Buyer updated versions of all applicable Schedules using financial information as of

TBD, 2021 (the "Closing Adjusted Schedules") calculated using GAAP as consistently applied by the Sellers and in a manner consistent with the Net Asset Value calculation set forth on the Target Purchase Price Schedule. Based on the Closing Adjusted Schedules, Buyer shall prepare and deliver to Sellers , within five (5) days after Buyer's receipt of the Closing Adjusted Schedules, the Closing Schedule of Net Asset Value ("Closing NAV Schedule"), with updated aggregate book values for the Purchased Assets adjusted (up or down, as applicable) to reflect increases or decreases in the amount of the aggregate book value of the Purchased Assets (e.g., the exclusion of any Subsequent Parcels) and updated amounts for the Assumed Liabilities. The Net Asset Value and the Purchase Price shall be calculated based on the Closing NAV Schedule. The Net Asset Value, as calculated based on the Closing NAV Schedule, shall be the "Closing Net Asset Value", and the Purchase Price, as calculated based on the Closing NAV Schedule, shall be the "Closing Purchase Price".

2.5.3          Payment of Closing Purchase Price.  On the Closing Date, the Closing Purchase Price shall be paid by Buyer to Sellers as follows:

(A)         Buyer shall deposit with the Title Company the amount of Five Million Dollars ($5,000,000.00) of the Closing Purchase Price (the "Indemnity Escrow" and such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Indemnity Escrow Agreement, the "Indemnity Escrow Fund"), which shall be used to indemnify Buyer for any Damages as more fully described in Section 10.2 below and pursuant to the Indemnity Escrow Agreement.

(B)          Buyer shall deposit with the Title Company the amount of Five Million Dollars ($5,000,000.00) of the Closing Purchase Price (the "True-Up Escrow" and such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the True-Up Escrow Agreement, the "True-Up Escrow Fund"), which shall be used to indemnify Buyer for any Damages as more fully described in Section 2.6 below and pursuant to the True-Up Escrow Agreement in the form attached as Exhibit R (the “True-Up Escrow Agreement”).

(C)        Buyer shall deposit with the Title Company the amount of Three Millions Dollars ($3,000,000.00) of the Closing Purchase Price (the "Warranty Reserve Escrow" and such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Warranty Reserve Escrow Agreement, the "Warranty Reserve Escrow Fund"), which shall be applied or returned to Sellers as provided in the Warranty Service Agreement (see Section 6.8 below) and pursuant to the Warranty Reserve Escrow Agreement in the form attached as Exhibit Q (the “Warranty Reserve Escrow Agreement”).

(D)         Buyer shall pay the remainder of the Closing Purchase Price and the amount required to release the mortgage liens on the Real Property ("Closing Cash Payment") to the order of Sellers by wire transfer of immediately available funds, in accordance with written instructions provided by Sellers.

2.6         Post-Closing Purchase Price Adjustment (True‑Up).  On or prior to the sixtieth (60th) day after the Closing Date (the "True‑Up Date"), Sellers shall prepare and deliver to Buyer (a) final versions of all applicable schedules with information that was true and correct as of the Closing Date (the "Final Adjusted Schedules"), (b) the final schedule of Net Asset Value ("Final NAV Schedule"), which shall be prepared in accordance with GAAP, and (c) all records, work papers, schedules and other documents relating related to the preparation of the Final Adjusted Schedules and the Final NAV Schedule and to the determination of the True‑Up ("Final Supporting Information"). The Final NAV Schedule shall set forth the aggregate book values of the Purchased Assets (which shall exclude any Subsequent Parcels and any amounts attributable to goodwill or other intangibles) less the Assumed Liabilities as of the Closing Date (the "Final Net Asset Value"). Sellers shall use commercially reasonable efforts to prepare the Final

Adjusted Schedules and Final NAV Schedule in accordance with this Section 2.6. All expenses of Sellers in connection with the preparation of the Final Adjusted Schedules, Final NAV Schedule and Final Net Asset Value shall be borne by Sellers.  Notwithstanding the foregoing, any time and from time to time after the True-Up Date until a period of nine (9) months thereafter, in the event either party determines that the Final Net Asset Value may be modified as a result of actual additional, updated or corrected Final Supporting Information, then the parties shall update the Final NAV Schedule, with the procedures set forth in Section 2.6.1 through Section 2.6.4 herein.  The provisions of this Section 2.6 shall survive Closing.

2.6.1          If Buyer disagrees with the Final NAV Schedule (including the Final Net Asset Value as set forth on the Final NAV Schedule), then within twenty (20) days after Buyer's receipt of the Final Adjusted Schedules, Final NAV Schedule and the Final Supporting Information, Buyer may deliver a notice to Sellers of such disagreement and setting forth Buyer's revision to the Final NAV Schedule and Buyer's calculations of the Final Net Asset Value ("Buyer's Objection Notice"). Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees.

2.6.2          If a Buyer's Objection Notice shall be timely delivered pursuant to Section 2.6.1 above, the Parties shall, during the ten (10) days following such delivery, use Reasonable Efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Final NAV Schedule and the amount of the Final Net Asset Value. If, during such period, the Parties are unable to reach such agreement, they shall promptly thereafter engage Ernst & Young or other mutually agreed upon certified public accountant (the "Accounting Referee") promptly to review this Agreement and the disputed items or amounts for the purpose of determining the Final NAV Schedule and calculating the Final Net Asset Value. In making such calculation, the Accounting Referee shall consider only those items or amounts as to which Buyer has disagreed. The Accounting Referee shall deliver to Sellers and Buyer, as promptly as practicable, but in any event within thirty (30) days of being engaged, a report setting forth the Final NAV Schedule and the calculation of the actual Final Net Asset Value in accordance with the provisions of Section 2.6 above. Such report shall be final and binding upon the Parties hereto. The cost of such review and report pursuant to this Section 2.6.2 shall be borne equally by Sellers and Buyer.

2.6.3          The final Purchase Price shall be determined as follows (the "True‑Up"):

(A)          The "Final Net Asset Value" shall be the Final Net Asset Value as either approved by both Buyer and Sellers or resolved pursuant to Section 2.6.2 above, which shall be calculated in accordance with Section 2.6 above.

(B)          The "True-Up Amount" is the difference between the Final Net Asset Value and the Closing Net Asset Value.

(C)          If the Final Net Asset Value is less than the Closing Net Asset Value, then the final Purchase Price will equal the Closing Purchase Price less the True‑Up Amount and the True‑Up Amount shall be in favor of Buyer.

(D)          If the Final Net Asset Value shown on the Final NAV Schedule is more than the Closing Net Asset Value, then the final Purchase Price will equal the Closing Purchase Price plus the True‑Up Amount and the True‑Up Amount shall be in favor of Sellers.

2.6.4        Within five (5) days after the Final NAV Schedule is either approved by both Buyer and Sellers or resolved pursuant to Section 2.6.2 above ("True‑Up Payment Date"):

(A)          If the True‑Up Amount is in favor of Buyer pursuant to Section 2.6.3(C) and the True‑Up Amount exceeds the amount of the True-Up Escrow Fund, then (i) the Title Company shall, following joint written notice delivered by Sellers and Buyer to the Title

Company, release to Buyer the True-Up Escrow Fund and (ii)  Sellers and Interest Holders jointly and severally shall pay the excess of the True-Up Amount over the True‑Up Escrow Fund amount to the order of Buyer by wire transfer of immediately available funds, in accordance with written instructions provided by Buyer;

(B)          If the True‑Up Amount is in favor of Buyer pursuant to Section 2.6.3(C) and the True‑Up Amount is less than or equal to the True-Up Escrow Fund amount, then (i) the Title Company shall, following joint written notice delivered by Sellers and Buyer to the Title Company, release to Buyer the amount of the True-Up Amount from the True-Up Escrow Fund and release the remainder of the True-Up Fund to Sellers; and

(C)          If the True‑Up Amount is in favor of Sellers pursuant to Section 2.6.3(D) above, then Buyer shall pay (i) the True-Up Amount to Sellers and (B) the Title Company shall, following joint written notice delivered by Sellers and Buyer to the Title Company, release to Sellers the entire amount of the True-Up Fund.

All amounts in the True-Up Escrow Fund shall be released pursuant to the above provisions of this Section 2.6.4. Any modifications to the Final Net Asset Value within the nine (9) month period after the True-Up Date as a result of actual additional, updated or corrected Final Supporting Information shall be paid in cash to the party owed any additional True-Up Amount.
2.7          Allocation of Purchase Prices.  The Parties hereby agree that the Purchase Price will be allocated among the Purchased Assets and Sellers as set forth on Schedule 2.7. Subject to the requirements of any applicable Tax law, all Tax Returns and reports filed by the Parties shall be prepared consistently with such allocation. In the event of any adjustment to the Purchase Price hereunder, the Parties agree to adjust such allocation to reflect such adjustment and to file consistently any Tax Returns and reports required as a result of such adjustment. Each of the Parties agrees to cooperate with the other Party in the preparation and filing of any Tax Returns required under any applicable law.

2.8          Earn Out.

2.8.1          In addition to the Purchase Price, Buyer shall pay to MHI Partnership the Earn Out. Each Earn Out Payment for each Earn Out Year will be paid, if due hereunder , by Buyer to MHI Partnership as soon as reasonably practicable after each Earn Out Year-end but in no event later than five (5) days after the applicable Earn Out Payment is finally determined pursuant to Section 2.8.3 below.  Each Earn Out Payment shall be made, if due hereunder, so long as the Newco's Pre-Tax Income meets or exceeds the Earn Out Hurdle for the applicable Earn Out Year and such Pre-Tax Income shall be calculated in accordance with GAAP.  In the event an Earn Out Hurdle is not met for any particular Earn Out Year, no Earn Out shall be due for that particular Earn Out Year and Buyer shall retain one hundred percent (100%) of Newco's Pre-Tax Income for that Earn Out Year.  In the event the Earn Out Hurdle is met or exceeded in any particular Earn Out Year, the MHI Partnership shall receive as the Earn Out one hundred percent (100%) of the Pre-Tax Income for that Earn Out Year in excess of the Earn Out Hurdle up to an amount equal to that Earn Out Year's Minimum Pre-Tax Income Budget Threshold.  In the event the Newco's Pre-Tax Income exceeds the Minimum Pre-Tax Income Budget Threshold for an Earn Out Year, Buyer shall receive seventy-five percent (75%) of the Newco's Pre-Tax Income in excess of the Minimum Pre-Tax Income Budget Threshold for such Earn Out Year and MHI Partnership shall receive twenty-five percent (25%) of the Newco's Pre-Tax Income in excess of the Minimum Pre-Tax Income Budget Threshold for such Earn Out Year.  Buyer and MHI Partnership agree that in the event of a recession (defined as a fall in the United States' Gross Domestic Product in two (2) consecutive quarters) that materially adversely affects the housing industry that the Parties shall act in good faith to appropriately adjust downward the Minimum Pre-Tax Income Budget Threshold for purposes of the Earn Out Calculation, consistent with Buyer's management's decisions regarding budgets and projections for Buyer's other divisions.

Notwithstanding anything to the contrary herein, at any time after Closing through the time periods set forth in Section 2.6 herein, Buyer shall have the right to set off first, against the True-Up Escrow, then second, against any uncontested and mutually agreed upon Earn out Payment (or Earn Out Payments finally determined by the Accounting Referee), against any uncontested and agreed upon amounts (or amounts finally determined by the Accounting Referee) owed by Seller to Buyer pursuant to Section 2.6.4(B) herein.  In addition, at any time after Closing through the time periods set forth in Section 2.6 herein, Seller shall have the right to set off any amounts that may be owed to Buyer against any amounts now or hereafter owed by Buyer to Seller pursuant to Section 2.6.4(C).

2.8.2          As soon as reasonably practicable after each Earn Out Year-end but in no event later than thirty (30) days after Buyer publishes its final annual audit for each Earn Out Year, Buyer shall prepare and deliver to MHI Partnership a written statement (in each case, an "Earn-Out Calculation Statement") setting forth in reasonable detail its determination of Pre-Tax Income for the applicable period and its calculation of the resulting Earn Out Payment (in each case, an "Earn-out Calculation").

2.8.3          MHI Partnership shall have forty-five days after receipt of the Earn-out Calculation Statement for each Earn Out Year (in each case, the "Review Period") to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Review Period, MHI Partnership and its accountants shall have the right to inspect Newco's books and records during normal business hours at Newco's offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Newco's Pre-Tax Income and the resulting Earn-out Payment. Prior to the expiration of the Review Period, MHI Partnership may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Earn Out Year by delivering a written notice of objection (an "Earn-out Calculation Objection Notice") to Buyer. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by MHI Partnership and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If MHI Partnership fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto. If MHI Partnership timely delivers an Earn-out Calculation Objection Notice, Buyer and MHI Partnership shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of Newco's Pre-Tax Income and the Earn-out Payment for the applicable Earn Out Year. If Buyer and MHI Partnership are unable to reach agreement within twenty (20) days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Accounting Referee. The Accounting Referee shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than twenty (20) days after such submission to the Accounting Referee, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Accounting Referee, Buyer and MHI Partnership shall each furnish to the Accounting Referee such work papers, schedules and other documents and information relating to the unresolved disputed items as the Accounting Referee may reasonably request. The Accounting Referee shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and MHI Partnership, and not by independent review. The resolution of the dispute and the calculation of Newco's Pre-Tax Income that is the subject of the applicable Earn-out Calculation Objection Notice by the Accounting Referee shall be final and binding on the parties hereto. The fees and expenses of the Accounting Referee shall be borne by MHI Partnership and Buyer in proportion to the amounts by which their respective calculations of Newco's Pre-Tax Income differ from Newco's Pre-Tax Income as finally determined by the Independent Accountant.

2.8.4         Buyer's obligation to pay each of the Earn-Out Payments to MHI Partnership in accordance with this Section 2.8 is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment and the obligation to pay an Earn-out Payment to MHI Partnership shall not obligate Buyer to pay any preceding or subsequent Earn-out Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn-out Payment for the first Earn Out Year are not satisfied, but the conditions precedent to the payment of the Earn-out Payment for the second Earn Out Year are satisfied, then Buyer would be obligated to pay such Earn-out Payment for the second Earn Out Year for which the corresponding conditions precedent have been satisfied, and not the Earn-out Payment for the first Earn Out Year.  .

2.8.5          At all times during any Earn Out Year, Buyer shall not, through the use of Affiliates or otherwise, (i) take any action with the intent of reducing the Earn Out Payments including diverting any business away from Newco to any other Affiliate of the Buyer with the intent of reducing the Earn Out Payments or (ii) take any action with the primary intent or with the effect of avoiding or seeking to avoid the inclusion of any earnings or revenues relating to Newco in the calculation of Newco's Pre-Tax Income, (iii) allocate overhead or administrative expenses of any other Affiliate of Newco in a manner that materially increases the amount or materially changes the type of overhead and administrative expenses historically incurred by the Business as operated by MHI Partnership and in any event overhead and administrative expenses shall not be greater than one tenth of one percent (0.1%) of Revenue, or (iv) terminate any member of the Executive Team other than for Cause as defined in the applicable employment agreement without the prior consent of Owner.  At all times during any Earn Out Year, Buyer will conduct the Business consistent with past practices of MHI Partnership including using commercially reasonable efforts to not take any action that would reduce the Businesses' historical level of working capital and shall continue to acquire Lots consistent with past practices of the Business.

2.9       Deposit.  Subject to a mutually acceptable escrow agreement, Buyer shall deposit One Million Dollars ($1,000,000.00) ("Initial Deposit") with the Title Company, within five (5) Business Days after the Effective Date. Within five (5) Business Days after the expiration of the Inspection Period (hereinafter defined) and so long as Buyer has delivered a Notice to Proceed (hereinafter defined), Buyer shall deposit with the Title Company the amount of Two Million Dollars ($2,000,000.00) (the "Additional Deposit" and collectively with the Initial Deposit, the "Deposit").  If the transaction does not close, Title Company shall disburse the Deposit to the party entitled to the Deposit as provided for in this Agreement.  The Deposit shall be applied toward the Closing Cash Payment at Closing.

2.10       Inspection Period.  Buyer shall have a period, commencing on the Effective Date through the date that is seventy-five (75) calendar days thereafter (the "Inspection Period"), to perform, during normal business hours and upon at least three days advance notice to Seller, due diligence with respect to the Purchased Assets (including conducting such tests, studies, surveys, and/or other physical inspections of the Property as Buyer deems necessary or appropriate) and all information relating thereto. Buyer's inspections may encompass such matters as, without limitation, title and survey, environmental conditions, soil conditions, siting, access, traffic patterns, competition, financing, economic feasibility, platting, zoning, leasing status, and matters involving governmental cooperation. Notwithstanding the foregoing, such inspection may not include a Phase II study without the prior consent of Seller.  Seller shall be entitled to have a representative present at all times during each such inspection or due diligence visit. All inspection fees, appraisal fees, engineering fees, and other costs and expenses of any kind incurred by Buyer's or Buyer's Representatives relating to such inspection and its other access shall be at the sole expense of Buyer. While conducting any inspection under this Section 2.10, neither Buyer nor any of Buyer's Representatives shall (i) interfere with the business of Seller, except to a de minimis extent, or (ii) damage the Property. Buyer agrees to indemnify and hold Seller and its disclosed or undisclosed, direct and indirect shareholders, officers, directors, trustees, partners, principals, members, employees, agents, affiliates, representatives, consultants, accountants, contractors, and attorneys or other advisors, and any successors or assigns of the foregoing (collectively with Seller, the "Seller Related Parties") harmless from and against any and all losses, costs, damages, liens, claims, liabilities, or expenses (including, but not limited to, reasonable attorneys' fees, court costs, and disbursements) incurred by any Seller Related Parties arising from or by reason of Buyer's and/or Buyer's Representatives' access to, or inspection of, the Property, or any tests, inspections, or other due diligence conducted by or on behalf of Buyer, except to the extent such losses, costs, damages, liens, claims, liabilities, or expenses are caused by an existing condition at the Property or are caused by the gross negligence or willful misconduct of any of the Seller Related Parties. The indemnification provisions of this Section 2.10 shall survive the Closing or any termination of this Agreement.  During the Inspection Period, and as a condition to Closing, Buyer and Seller shall use reasonable efforts to draft and agree upon the form of all agreements ancillary to this Agreement and that are to be included as Exhibits hereto or otherwise contemplated to be executed and delivered at Closing pursuant to this Agreement including but not limited to the following (such documents and agreements, the “Closing Agreements”): Shared Services Agreement, Land Purchase Agreement, Warranty Services Agreement, Employment Agreements, Non-Competition Agreement, Escrow Agreements for Indemnity, Warranty Reserve and True-Up Escrow, the Deeds, the Bill of Sale and the Assignment and Assumption Agreement.  Buyer shall have the right to terminate this Agreement upon written notice to the Sellers delivered at any time prior to 8:00 p.m. local time in Jacksonville, Florida on the last day of the Inspection Period, provided, however, in order for Buyer to proceed beyond the expiration of the Inspection Period, Buyer shall provide written notice to Seller from one of Buyer's named notice parties in Section 10.10 herein expressly stating Buyer's election to proceed beyond the Inspection Period (the "Notice to Proceed"). If Buyer does not provide the Notice to Proceed on or prior to the last day of the Inspection Period, or if Buyer provides written notice of its termination prior to such time, this Agreement shall automatically terminate and the Initial Deposit shall be immediately returned to Buyer and the parties shall have no further liability hereunder (except with respect to those obligations hereunder which survive the termination of this Agreement).

ARTICLE 3
CLOSING

3.1        Closing Date.  The closing of the purchase and sale of all of the Purchased Assets as provided in this Agreement (the "Closing") shall be held  as an escrow closing coordinated by the Title Company on or before the thirtieth (30th) day after the Inspection Period (which may be extended by Buyer for up to thirty (30) additional days by written notice to Sellers given at least five (5) Business Days prior to the closing date), or such other mutually agreed to time and place, provided the satisfaction or waiver of all conditions to Closing set forth in ARTICLE 8 below have been met. In the event that all conditions to Closing have not been satisfied or waived on or prior to the thirtieth (30th) day after the Effective Date (as may have been extended), then the Closing shall be held two Business Days after the date on which all conditions to Closing set forth in ARTICLE 8 below have been met. For all purposes of this Agreement, the Closing shall be effective as of 11:59 p.m., Houston, Texas time, on the day immediately preceding the Closing Date (the "Effective Time"). The date of the Closing is referred to herein as the "Closing Date."

3.2         Closing Costs.  The Sellers shall pay the costs to record any releases of mortgages, deeds of trust or other Encumbrances that are to be released on the Closing Date. The Sellers shall pay the costs to record the deeds relating to the Real Property and all documentary fees payable in respect of the deeds. The Sellers shall not be required to pay any title insurance premiums related to obtaining title insurance. The Sellers, on one hand, and Buyer, on the other, shall each pay one-half (½) of any and all sales, use, transfer, or similar taxes or fees, including, without limitation, all homeowners' association transfer fees or charges, payable in connection with the Contemplated Transactions. The Sellers and Buyer shall each pay one-half (½) of the commission payable to Builders Advisor Group in connection with the Contemplated Transactions. All other closing costs related to the Contemplated Transactions shall be paid by Buyer and the Sellers in the manner consistent with customary practice for residential land sales in the county where each item of Real Property is located. The Title Company shall notify Buyer and the Sellers in writing of their respective shares of such costs at least three (3) Business Days prior to the Closing Date.

3.3         Prorations.  The following costs shall be prorated between Buyer and the Sellers as of the Effective Time" (a) the 2021 Tax Prorations (as defined below); and (b) homeowners' association assessments for the Real Property (excluding any delinquent assessments, which will be the sole obligation of the Sellers).

3.3.1         No later than five (5) days prior to the Closing, the Title Company shall calculate the amount of real property taxes and assessments on the Real Property allocable to that portion of the 2021 tax year prior to the Closing Date to Seller and after the Closing Date to  Buyer (the "2021 Tax Proration") and deliver a written copy of such calculation to Sellers and Buyer.

3.3.2          For the avoidance of doubt, all real property taxes and assessments on the Real Property for the 2020 tax year are the sole obligation of the Sellers and the taxes for the 2021 tax year shall be prorated between Sellers and Buyer.

3.3.3          If the information used to calculate the prorations is changed or newer information is provided after the Effective Time (in the case of prorations for real property taxes, as a result of tax protests, tax refunds or changes in tax rates or valuation, or timing of the Closing prior to assessed values and tax rates being determined), then Buyer and the Sellers shall make such payments, one to the other as are necessary to adjust the prorations to the actual amounts as determined for 2021 tax year and this obligation shall survive Closing.

3.4         Closing Deposits by the Sellers.  No later than one (1) Business Day prior to the Closing Date, the Sellers shall, as applicable, deposit or cause the following to be deposited with the Title Company, unless otherwise waived by Buyer:

3.4.1          Deeds.  Special warranty deeds to the Real Property in the form attached as Exhibit C and sufficient to convey good and marketable title to the Real Property to Newco, each executed by the applicable Seller, with all appropriate notarizations, certifications and acknowledged in recordable form (collectively, the "Deeds").

3.4.2        Assignment of CC&Rs.  Two (2) duplicate originals of a Blanket Assignment of Declarant's Rights, Designation of Builder's Rights or similar document(s) in form and substance reasonably acceptable to Newco, assigning to Newco all of each Seller's right, title and interest, if any and to the extent assignable, as the "Declarant" or "Builder," as applicable, under any declaration(s) of covenants, conditions and restrictions affecting title to the Real Property, duly executed by each applicable Seller, acknowledged and in recordable form (collectively, the "Declarant Assignments").

3.4.3          Bill of Sale.  An Assignment and Bill of Sale in the form attached as Exhibit D (the "Bill of Sale"), duly executed by each Seller.

3.4.4        Certificates of Non-Foreign Status.  A Non-Foreign Affidavit in the form attached as Exhibit E, duly executed by each Seller (collectively, the "Non‑Foreign Affidavits").

3.4.5          Assignment and Assumption of Sale Contracts.  For each Sale Community for which there are Sale Contracts (as defined in Section 2.1.4), two (2) duplicate originals of an

Assignment and Assumption Agreement in the form attached as Exhibit F, duly executed by each applicable Seller (each an "Sale Assignment").

3.4.6          Assignment and Assumption Agreement.  Two (2) duplicate originals of an Assignment and Assumption Agreement in the form attached as Exhibit G, covering all Assumed Liabilities, including but not limited to, (i) the Assumed Contracts (other than the Sale Contracts (as defined in Section 2.1.4) and Acquisition Contracts), (ii) including the Subcontracts and the Other Contracts, and (iii) the Assumed Warranty Claims (the "Assignment and Assumption Agreement"), duly executed by each Seller.

3.4.7         Other Conveyance Documents.  Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Newco, in form and substance mutually acceptable to Newco and the Sellers.

3.4.8          Owner's Affidavit and Indemnity.  An owner's affidavit in the form attached to this Agreement as Exhibit H and other documents, in the standard form required by the Title Company consistent with the practice in Texas, in order for the Title Company to record the Deeds.

3.4.9        Employment Agreements.  A copy of an employment agreement, duly executed by the key employees of Sellers agreed upon by Buyer and in substantially the form attached as Exhibit I (together, the "Employment Agreements").

3.4.10        Warranty Services Agreement.  A copy of the Warranty Services Agreement in form attached as Exhibit J (the “Warranty Services Agreement”), duly executed by each applicable Seller.

3.4.11        Assignment and Assumption of Acquisition Contracts.  An assignment and assumption agreement for each Acquisition Contract in the form attached as Exhibit K, duly executed by each applicable Seller and/or affiliate of a Seller ("Acquisition Contract Assignments").

3.4.12         Non-Competition Agreement.  A copy of the Non-Competition Agreement, duly executed by each Seller and Interest Holders.

3.4.13        Land Purchase Option.  A copy of the Land Purchase Option Agreement in the form as set forth on Exhibit M and the Subsequent Closing Escrow Agreement in the form as set forth on Exhibit N (the “Subsequent Closing Escrow Agreement”), each duly executed by each applicable Seller.

3.4.14        Sellers' Governing Documents.  For each Seller and each wholly‑owned subsidiary of any Seller, a copy of the Governing Documents of each such entity, certified as of a recent date by the Secretary of such entity, and certificates of compliance or good standing certificates for each such entity, certified as of a recent date by the Comptroller of the State of Texas or the Secretary of State of the State of Nevada as appropriate.

3.4.15        Sellers' Secretary's Certificates.  A certificate, dated as of the Closing Date, of the Secretary of each Seller and each wholly‑owned subsidiary of any Seller confirming the non‑existence of amendments to the Governing Documents of such entity, the authority of such entity to enter into and perform its obligations under this Agreement and the Seller Closing Documents, and incumbency and signatures of the officers of each such entity that executed this Agreement and the Seller Closing Documents, as applicable, on behalf of such entity.

3.4.16      Consents.  All Consents, subject to Section 7.5 below, required to be obtained by the Sellers with respect to the Purchased Assets or the consummation of any material obligation of the Sellers or Interest Holders with respect to the Contemplated Transactions and which are set forth on Schedule 3.4.16 ("Required Consents").

3.4.17         Schedules.  Updated schedules of the Sellers pursuant to ARTICLE 4, as contemplated by Section 6.2 below.

3.4.18        Sellers' Compliance Certificate.  A certificate executed by each Seller as to the accuracy in all material respects of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1.1 below and as to its compliance in all material respects with and performance in all material respects of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.1.2 below;

3.4.19        Architectural and Other Professional License Agreements.  For each set of architectural, landscape and engineering plans for the Real Property or the residential units or models for the Sale Communities that are not owned by the Sellers, a letter or other agreement, in form and substance reasonably satisfactory to Buyer, from the applicable architect or engineer that grants Newco and Newco's successors and assigns a non-exclusive license to use and rely upon said plans in Buyer's (or in any Buyer licensee's or designee's) sole discretion free of charge, notwithstanding anything to the contrary that may be contained on such plans or in any related agreement between a Seller and the architect or engineer for purposes of using the Real Property or to build residential units on the Real Property.

3.4.20        Resignation Letters.  At the option of Buyer, for each homeowners' association or similar board on which there is a Seller Board Member, a letter executed by the applicable Seller Board Member in which such Seller Board Member resigns as a member of such association or board, with such resignation being effective as of the Closing Date, and for each board of directors of a Special District on which there are Seller Board Members, such letters of resignation as required in accordance with the process outlined in Section 6.9 below.

3.4.21         Shared Services Agreement.  A copy of the Shared Services Agreement in the form attached as Exhibit O (the "Shared Services Agreement") duly executed by entities that develop Lots (the "Shares Services Affiliates") in which the Sellers and Interest Holders own equity interests, along with other equity interest owners (who are identified on Schedule 4.26 hereto).

3.4.22      Indemnity Escrow Agreement.  A copy of the Indemnity Escrow Agreement in the form attached as Exhibit P (the “Indemnity Escrow Agreement”), duly executed by each Seller.

3.4.23         Warranty Reserve Escrow Agreement.  A copy of the Warranty Reserve Escrow Agreement, duly executed by each Seller.

3.4.24         True-Up Escrow Agreement.  A copy of the True-Up Escrow Agreement, duly executed by each Seller.

3.4.25         General.  Such other documents, duly executed, and items as Buyer or Title Company may reasonably request.

3.5          Closing Deposits by Buyer.  No later than one (1) Business Day prior to the Closing Date, Buyer shall deposit or cause to the following to be deposited with the Title Company:

3.5.1          Closing Funds.  Immediately available funds in an amount equal to the Closing Cash Payment.

3.5.2          Closing Costs.  Buyer's portion of the closing costs, prorations and cash charges for the Closing.

3.5.3          Sale Assignments.  Two (2) duplicate originals of each Sale Assignment, duly executed by Newco and  Buyer.

3.5.4          Assignment and Assumption Agreement.  Two (2) duplicate originals of the Assignment and Assumption Agreement, duly executed by Newco and Buyer.

3.5.5          Assignment and Assumption of Acquisition Contracts.  Two (2) duplicate originals of each Acquisition Contract Assignment, duly executed by Newco and  Buyer.

3.5.6          Other Conveyance Documents.  Such other instruments of transfer or conveyance as may be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Newco, in form and substance mutually acceptable to Buyer and the Sellers.

3.5.7          Employment Agreement.  A copy of each of the Employment Agreements, duly executed by Buyer.

3.5.8          Warranty Services Agreement.  A copy of the Warranty Services Agreement, duly executed by Buyer.

3.5.9          Non-Competition Agreement.  A copy of the Non-Competition Agreement, duly executed by Buyer and/or affiliate of Buyer, as applicable.

3.5.10         Land Purchase Option.  (a) A copy of the Land Purchase Option Agreement and the Subsequent Closing Escrow Agreement, each duly executed by Buyer, and (b) the Subsequent Closing Escrow amount.

3.5.11        Buyer's Governing Documents.  A copy of the Governing Documents of Buyer, certified by Buyer's Secretary as of a recent date, and a good standing certificate for Buyer, certified as of a recent date by the Secretary of State of the State of Delaware and authorized to do business in the State of Texas.

3.5.12        Buyer's Secretary's Certificate.  A certificate of the Secretary of Buyer, dated as of the Closing Date, confirming the non-existence of amendments to the Governing Documents of Buyer, the authority of Buyer to enter into and perform its obligations under this Agreement and the Buyer Closing Documents, and incumbency and signatures of the officers of Buyer that executed this Agreement and the Buyer Closing Documents on behalf of Buyer.

3.5.13        Buyer's Compliance Certificate.  A certificate executed by Buyer as to the accuracy in all material respects of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.2.1 below and as to its compliance in all material respects with and performance in all material respects of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2.2 below.

3.5.14        Shared Services Agreement.  A copy of the Shared Services Agreement duly executed by Buyer.

3.5.15        Indemnity Escrow Agreement.  A copy of the Indemnity Escrow Agreement, duly executed by Buyer.

3.5.16         Warranty Reserve Escrow Agreement.  A copy of the Warranty Reserve Escrow Agreement, duly executed by Buyer.

3.5.17         True-Up Escrow Agreement.  A copy of the True-Up Escrow Agreement, duly executed by Buyer.

3.5.18         General.  Such other documents, duly executed, and items as Sellers or Title Company may reasonably request.

3.6          Closing Procedures and Other Actions.  Upon the Closing, the Sellers and the Buyer shall cause the Title Company to promptly undertake all of the following:

3.6.1          Recordation of Deeds and Other Documents.  Cause the Deeds, any Declarant Assignments, and any other documents which the Sellers and Buyer may mutually direct to be recorded in the official records of the applicable counties and obtain conformed copies thereof for distribution to the Sellers and Buyer.

3.6.2          Calculation and Disbursement.  Disburse all funds deposited with the Title Company by Buyer as follows:

(A)          deduct all items chargeable to the account of the Sellers or to Buyer pursuant to this Agreement;

(B)          disburse the balance of the Closing Cash Payment and any additional amounts owed to the Sellers under this Agreement to the Sellers, by wire transfers in accordance with instructions received from each Seller; and

(C)          disburse any remaining balance of the funds to Buyer by wire transfer to the account from which said funds were received.

3.6.3          Land Purchase Option.  If applicable (see Section 3.8 below), Title Company shall (a) execute a copy of the Subsequent Closing Escrow Agreement, and (b) establish the Subsequent Closing Escrow and deposit the amount provided by Buyer pursuant to Section 3.5.10 above.

3.6.4        Deliveries to Buyer.  Deliver to Buyer a conformed copy of each Deed and each Declarant Assignment, the Bill of Sale, the Employment Agreements, the Warranty Services Agreement, an original of each Acquisition Contract Assignment, the Non‑Competition Agreement, the original Non-Foreign Affidavits, an original of each Sale Assignment, an original Assignment and Assumption Agreement, the Land Purchase Option Agreement (if applicable), the Subsequent Closing Escrow Agreement (if applicable), and each of the other items described in Sections 3.4 and 3.5 that are not to be distributed to Sellers or retained by the Title Company.

3.6.5          Deliveries to the Sellers.  Deliver to the Sellers a conformed copy of each Deed and each Declarant Assignment, the Employment Agreement(s), the Warranty Services Agreement, the New Acquisition Contracts, the Non‑Competition Agreement, an original of each Sale Assignment, an original Assignment and Assumption Agreement, an original of each Acquisition Contract Assignment, the Land Purchase Option Agreement (if applicable), the Subsequent Closing Escrow Agreement (if applicable), and each of the other items described in Sections 3.4 and 3.5 that are not to be distributed to Buyer or retained by the Title Company.

3.7         Deliveries by the Sellers Upon Closing.  The Sellers shall deliver the Purchased Assets (excluding any Subsequent Parcels, see Section 3.8.1 below) to Buyer upon the Closing.

3.8        Subsequent Land Closings.  Newco has the right to acquire any or all of the specific parcels of the Land to be agreed upon by Sellers and Buyer during the Inspection Period and listed on Schedule 3.8 (the "Subsequent Parcels")  with a book value not to exceed $100,000,000 provided the closing of the purchase of the Subsequent Parcel occurs on or before twenty-four (24) months after the Closing Date ("Subsequent Land Closings"). The Subsequent Land Closings will be conducted pursuant to the "Land Purchase Option Agreement".

3.8.1          Schedule 3.8 (also attached to the Land Purchase Option Agreement) identifies each of the Subsequent Parcels along with the purchase price for each of the Subsequent Parcels (the "Subsequent Parcels Purchase Price").

3.8.2          The Subsequent Parcels are excluded from the Purchased Assets and shall not be conveyed to Buyer at Closing, and the Purchase Price and Closing Cash Payment do not include any amounts attributable to the Subsequent Parcels. At the time of closing of each Subsequent Parcel, amounts for taxes, homeowner association dues, and assessments and similar costs incurred by Sellers during the interim period from the Closing Date to the date of closing on the applicable Subsequent Parcel shall be paid to the applicable Seller. Buyer shall also pay interest to MHI Partnership, Ltd. on a quarterly basis at a rate of 10% per annum based on the per diem balance of the book value of any unpurchased Subsequent Parcel from the Closing Date.

3.8.3          At the Closing, the Buyer, Sellers and the Title Company shall execute and deliver the Subsequent Closing Escrow Agreement, and Buyer shall make an escrow deposit with the Title Company in the amount of 10% of the Subsequent Parcels Purchase Price (the "Subsequent Closing Escrow"), which shall be applied pro rata at each Subsequent Land Closing.

3.8.4          From time to time until twenty-four (24) months after the Closing Date, Buyer may purchase any of the Subsequent Parcels in accordance with the Land Purchase Option Agreement.

3.8.5          If Buyer does not purchase all of the Subsequent Parcels within twenty-four (24) months after the Closing Date, Buyer's right to purchase any of the remaining Subsequent Parcels shall automatically terminate and any remainder of the Subsequent Closing Escrow shall be delivered to Sellers.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES BY
THE SELLERS AND OWNER

As of the Effective Date (except that to the extent that any Schedule specified in this ARTICLE 4 is furnished or supplemented after the Effective Date pursuant to the terms of this Agreement, then the representations and warranties of the Sellers and Owner with respect to the information in such subsequently furnished or supplemented Schedule is made as of the date such Schedule was furnished or supplemented), the Sellers and Owner jointly and severally represent and warrant to Buyer the following representations and warranties.

4.1         Organization and Good Standing.  Each Seller has been duly formed and is validly existing and in good standing under the laws of the State of Texas or the State of Nevada and has full power to carry on its business as presently conducted and to own or lease and operate its properties and assets now owned or leased and operated by it. Each Seller is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by such Seller makes such qualification necessary.

4.2         Authority and Enforceability.  Each of the Sellers has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the various other agreements and documents contemplated herein to which it is a party (the "Seller Closing Documents"), to consummate the Contemplated Transactions and to perform all the terms and conditions hereof and thereof to be performed by such Person. The execution and delivery by the Sellers of this Agreement and the Seller Closing Documents to which a Seller is a party, the performance by a Seller of its obligations hereunder and thereunder, and the consummation by the Seller Parties of the transactions contemplated hereby and thereby have been fully authorized by all requisite corporate and/or partnership action on the part of the Sellers. This Agreement constitutes, and each of the Seller Closing Documents when executed and delivered will constitute, the legal, valid and binding obligations of each Seller, to the extent such Person is a party thereto, enforceable in accordance with its and their terms.

4.3         Owners.  Schedule 4.3 lists the current holders of any shares, membership interests or other securities or ownership interests in any Seller and their respective interests in each Seller. Except as set forth in Schedule 4.3, there are no agreements relating to the issuance, sale or transfer of any shares, membership interests or other securities or ownership interests in any Seller. The execution and delivery and performance of this Agreement and the consummation by the Sellers of the Contemplated Transactions have been duly and validly approved by the Sellers' respective governing bodies and where and to the extent necessary, their respective equity holders.

4.4          No Conflict.  Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement or the Seller Closing Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

4.4.1          contravene, conflict with or result in a violation of (a) any provision of the Governing Documents of any Seller or (b) any resolution adopted by the management or equity holders of any Seller;

4.4.2        contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any of the Sellers or any of the assets owned or used by any Seller may be subject;

4.4.3         contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Entitlement that is held by a Seller;

4.4.4         contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or amend, any Assumed Contract, except where the violation, breach, default or remedy exercised would not result in a Material Adverse Change; or

4.4.5          result in the imposition or creation of any Encumbrance upon or with respect to any portion of the Real Property.

No Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of the Seller Closing Documents or the consummation or performance of any material obligation of the Sellers or Interest Holders with respect to the Contemplated Transactions, except as set forth on Schedule 4.4 or where the failure to give such notice or obtain such consent would not result in a Material Adverse Change; and provided further, no representation or warranty is made as to any notice or consent required with the transfer of Entitlements, Plans and Specifications or Marketing Property.

4.5       Compliance with Law.  Each Seller is in material compliance with all Legal Requirements, Orders and Governmental Authorizations (including the Entitlements), and no Seller has received any notice alleging any such violation with respect to the Purchased Assets or otherwise that has not been cured.

4.6          Environmental Compliance.

4.6.1          To the Knowledge of each Seller, the Real Property is, and at all times has been, in compliance with, and has not been and is not in violation of, and no Seller is liable under, any Environmental Law. No Seller has received any actual or Threatened order, notice, citation, directive or inquiry or other communication from any Person (including any Governmental Body or private citizen acting in the public interest, or any prior owner or operator of any Real Property) relating to any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the Real Property, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, produced, extracted, imported, used or processed by a Seller, or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

4.6.2          There are no pending or, to the Knowledge of each Seller, Threatened claims, Encumbrances or other restrictions of any nature resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any of the Real Property.

4.6.3          No Seller or, to the Knowledge of each Seller, any other Person for whose conduct they are responsible has any Environmental Liabilities with respect to the Real Property.

4.6.4          To the Knowledge of each Seller, there are no Hazardous Materials present on or in the Environment at the Real Property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Real Property, or incorporated into any structure therein or thereon, except for Hazardous Materials in such quantities as are usually present at such Real Property for routine consumer use and that will not, or could not reasonably be expected to, give rise to any Environmental Liability, and no Seller has received any written notice regarding any of the foregoing, except as may be disclosed in any environmental reports. None of the Sellers or, to the Knowledge of each Seller, any Person for whose conduct they are or may be held responsible, has permitted or conducted, or is aware of, or has received any written notice regarding, any Hazardous Activity conducted with respect to the Real Property.

4.6.5          To the Knowledge of each Seller, there has been no Release or threat of Release of any Hazardous Materials at or from the Real Property or any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, extracted, imported, used or processed from or by the Real Property, whether by a Seller or any other Person, except for any Release which will not, or could not reasonably be expected to, give rise any Environmental Liability for a Seller.

4.6.6         The Sellers have provided Buyer with Access to true, complete and correct copies and results of any and all reports, studies, analyses, tests or monitoring possessed by a Seller pertaining to Hazardous Materials or Hazardous Activities in, on or under the Real Property, or concerning compliance by a Seller, or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

4.7          Assumed Contracts.

4.7.1          Schedule 4.7.1(a) lists each material Subcontract and Schedule 4.7.1(b) lists each Sale Contract (as defined in Section 2.1.4) and the amounts of all Sale Deposits for Lots or residential units not yet conveyed to the purchasers thereunder. The Sellers have provided Buyer with Access to each Assumed Contract.

4.7.2          Each material Assumed Contract is in full force and effect in all material respects and is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.7.3         Each Seller is in compliance with all material terms and requirements of each Assumed Contract. To the Knowledge of each Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Assumed Contract, except in the ordinary course of business. No Seller has given to or received from any other Person any written notice regarding any actual, alleged, possible or potential violation or breach of, or default under, any Assumed Contract.

4.7.4          Except as set forth on Schedule 4.7.4, to the Knowledge of each Seller, except for modifications occurring in the ordinary course of business, there are no renegotiations of or attempts to renegotiate any material amounts paid or payable to a Seller under any material Assumed Contract.

4.8          Real Property.

4.8.1          Title Matters.  Each applicable Seller is the sole owner in fee simple of the respective parcels of Real Property identified by correct parcel or lot (including plat lot number) listed next to it in Schedule 4.8.1. Each parcel of Real Property is owned by each applicable Seller free and clear of all Encumbrances other than Permitted Encumbrances. Seller has provided Buyer Access to true, complete and correct copies of all material deeds, title exceptions, mortgages, deeds of trust, Liens, environmental reports, certificates of occupancy, title insurance policies and surveys relating to the Real Property.

(A)          Prior to the Effective Date, the Sellers shall provide Access to Buyer, at the Sellers' expense (which shall not include the reimbursement of any travel related expenses of Buyer of its representatives), to the existing policies of title insurance issued to the Sellers for each parcel, tract or subdivided land lot of Real Property (collectively, "Sellers Existing Title Policies");

(B)          Promptly as reasonably possible following the Effective Date, the Sellers provided Access to Buyer, at the Sellers' expense (which shall not include the reimbursement of any travel related expenses of Buyer of its representatives), to (1) any preliminary title commitment(s) issued to Sellers to insure title to each parcel, tract or subdivided land lot that may be acquired pursuant to the Acquisition Contracts (each, a "Title Report") and (2) any other material documents requested by Buyer concerning such land provided by the other parties to the Acquisition Contracts. The Title Reports have been issued in the ordinary course of the applicable Seller's business and contain the Title Company's agreement to issue a Texas T‑1 Owner's Policy of Title Insurance with respect to the Real Property covered thereby.

(C)          Prior to the Effective Date, the Sellers provided Access to Buyer, at the Sellers' expense, to the survey of each Lot or parcel of Real Property and Acquired Contracts Land (each, a "Survey"), to the extent currently in their possession or a copy of the recorded plat if no survey is available, but shall not have any obligation to either update an existing survey nor obtain a new survey.

(D)          Other than pursuant to this Agreement, no applicable Seller has alienated, encumbered, transferred, leased, assigned or otherwise conveyed its interest in the Real Property except for: (1) liens securing (i) purchase money mortgages (ii) loans received in connection with the acquisition of the applicable Real Property (iii) liens retained by the third party developer to secure purchase price adjustments and true ups in the lot purchase agreement between the applicable Seller and such third party developer, (iv) loans for construction of Improvements on the Real Property, (v) loans for the development of the Real Property, and (v) other loans incurred in the ordinary course of the applicable Sellers business; (2) Contracts to sell Real Property owned by the Sellers; and (3) leases between MHI Partnership and MHI Models; provided, however, that all items specified in Sections 4.8.1(D)(1)(i), (ii), (iv) and (v) with respect to Real Property are released, repaid or terminated at Closing from the Closing Cash Payment.

4.8.2          Entitlements and Commitments.  To the Knowledge of the Sellers, the Entitlements are transferable and, all amounts due to the current date have been paid, and sufficient Entitlements are available for the Real Property to meet the requirements listed in Section 4.10 and include all Governmental Authorizations, Consents and other third party authorizations currently necessary for the ownership, maintenance, development and sale of the Real Property and the residential units on Finished Lots within the Real Property consistent with the construction plans for such residential units. The Sellers have met all material performance or similar standards, targets and deadlines required as of the Effective Date and no Seller has Knowledge of any fact or circumstance that could reasonably be expected to prevent the Sellers to continue to meet such standards or prevent Buyer from fully and timely meeting such standards, targets and deadlines after the Closing, in each case in accordance with the terms and conditions of the applicable Entitlement instrument. No Seller has made any commitment or representation to any Governmental Body or any other Person that would in any way be binding on Buyer unless it is evidenced by a document recorded in the real property records or Buyer has Knowledge thereof. No Seller has Knowledge of any fact that would preclude Buyer from developing the Real Property as residential developments or as Finished Lots.

4.8.3          Zoning.  As of the Closing Date, the zoning of the residential portions of the Real Property subject to zoning will permit the use of the Real Property for the construction of residential units on each Lot, and to the Knowledge of the Sellers, is not subject to any initiative, referendum or other actual or Threatened Proceeding, or any attempt by any Person to change such zoning designation in a manner that would prevent residential construction.

4.8.4          Governmental Matters.  To the Knowledge of each Seller, there is no policy or action or Threatened action of any Governmental Body precluding (a) issuance of grading, building or other permits with respect to the Real Property; (b) approval of precise engineering plans, environmental impact reports, or preliminary or final plat maps with respect to the Real Property or any other applicable Plans and Specifications; (c) issuance of certificates of occupancy for residential units on the Real Property; or (d) issuances of water use or access rights or permits, or water, sewer or other utility connection permits affecting the development of the Real Property.

4.8.5          Permits.  Sellers maintain all material approvals, authorizations, certificates, consents, franchises, licenses and permits ("Permits") that are necessary for any of the Sellers for the lawful development of land and the construction of homes on the Real Property of such Seller in the ordinary course of Business, given the stage of development and construction on each such lot or parcel of Real Property as of the Effective Date.

4.8.6          No Other Rights.  Except as set forth in the Other Contracts, there are no leases, subleases, licenses, concessions or other agreements granting to any party the right to use or occupy any portion of the Real Property, other than to another Seller. There are no outstanding options or rights of first refusal to purchase any of the Real Property or any portion thereof or interest therein, except for any such rights granted in the ordinary course of business to other homebuilders with respect to the acquisition of lots or with another Seller.

4.8.7          Taxes and Assessments.  The Sellers have paid all property taxes, levies, fees and assessments due and payable with respect to the Real Property, and have provided to Buyer true, complete and correct copies of all notices, certificates and receipts pertaining thereto for the last three (3) years or such lesser period any such Real Property was owned by the Sellers.  There are no tax reduction proceedings pending in respect of the Real Property, other than annual property tax contests undertaken in the ordinary course of business.

4.8.8        Performance Obligations.  Schedule 4.8.8 lists the Performance Obligations (including Bonds) maintained by each Seller with respect to the Purchased Assets. All Performance Obligations are in full force and effect, and no Seller is in default with respect to its material obligations under the Performance Obligations. To the Knowledge of the Sellers there is no material claim pending under any of the Performance Obligations under which coverage has been questioned, denied or disputed by the underwriters of the Performance Obligations.

4.8.9          Homeowner Associations.  Schedule 4.8.9 sets forth a complete list of all homeowner associations (the "Homeowner Associations") in which any Seller has declarant rights with respect to the Real Property as of the date of this Agreement, and lists all amounts owing between the Homeowner Associations and any Seller. Unless otherwise delivered by a Seller as part of the Declarant Assignments, each Seller shall have delivered to Buyer an assignment of declarant rights with respect to the Homeowner Associations which such Seller has the authority to assign in form and substance reasonably acceptable to Buyer sufficient for recording.

4.8.10        Seismic and Other Safety Problems.  To the Knowledge of each Seller, no seismic safety, soils, geologic or geotechnical problems relating to the Real Property would prevent or impair residential development thereon, except as may described in any soils or environmental reports with respect to which Buyer has Access as part of the Due Diligence Materials.

4.8.11        Condemnation Proceedings.  No Seller has received any written notice of any condemnation or eminent domain Proceedings relating to any Real Property, or negotiations for the purchase of any Real Property in lieu of condemnation, and no condemnation or eminent domain Proceedings or negotiations have been commenced or Threatened in connection with any of the foregoing.

4.8.12        Moratorium.  There are no pending or Threatened moratoriums (including, utility moratoriums) or other restrictions by Governmental Bodies or public utilities responsible for issuing approvals or according other entitlements with respect to any Real Property.

4.8.13        Districts.  Except as set forth in Schedule 4.8.13, all of the Real Property is located in any Special District or similar designated area or is part of any other association, authority or district, which imposes which imposes ad valorem taxes or assessments or special requirements or limitations on development and/or construction in addition to those generally applicable in the localities in which such property is located. No Seller has made any unusual commitments or representations to any Governmental Body or other Person which would in any way be binding upon Buyer or would interfere with Buyer's ability to develop and improve as a residential development any of the Real Property.

4.8.14       Sites.  To the Knowledge of each Seller, the Real Property does not contain any archaeologically, historically or culturally significant remains or artifacts the existence of which may delay or prevent the development of such Real Property.

4.8.15         Municipal Utility Districts. Except as set forth on Schedule 4.8.15, there are no outstanding reimbursement obligations owed to the Seller from any Municipal Utility Districts or other Special Districts.

4.8.16         Endangered Species.  To the Knowledge of each Seller, the Real Property does not contain any endangered species or protected natural habitat, flora or fauna as defined by the Texas Parks and Wildlife or U.S. Fish and Wildlife Service and no portion of the Real Property is or could be currently designated as "wetlands" pursuant to 16 U.S.C. §3902(5). Further, to the Knowledge of each Seller, the Real Property is not subject to any conservation or environmental mitigation plan.

4.9         Finished Lots.  Except as set forth in Schedule 4.9, all of the Land consists of Finished Lots. Schedule 4.9(a) is the most current development budget for the developments in process and owned by the Sellers. The budgets in Schedule 4.9(a) specify the current good faith estimates and projections of the remaining development costs, fees and permits to bring the Lots being developed by any of the Sellers into a Finished Lot condition.

4.10        Improvements.

4.10.1         To Sellers' Knowledge, except as set forth in Schedule 4.10.1, the vertical Improvements related to the Work-in-Process Units are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, building and development codes, zoning laws and ordinances (and except as disclosed on such Schedule, none of the Real Property or such Improvements are subject to "permitted non‑conforming use" or "permitted non‑conforming structure" classifications), and do not encroach on any Easement which may burden the Land that is not permissible under the terms of the Easement. Each Seller and, to the Knowledge of each Seller, each other Person performing construction work on the Real Property, has utilized sound construction practices with respect to such Improvements, and such Improvements have been constructed, in a good and workmanlike manner in conformity in all material respects with the construction plans and specifications therefor. No Seller has utilized any recalled products or materials, any products or materials that are not compliant with applicable building codes, ordinances or Orders or any products or materials subject to a Proceeding alleging that such product or material is dangerous, defective or a Hazardous Material.

4.10.2         Any material improvements and fixtures located on, under, over or within the Real Property, and all other material tangible aspects of each parcel of Real Property (i) were constructed in a good and workmanlike manner, are, to the knowledge of Seller, structurally sound and free of any material defects, and are in good repair (normal wear and tear and normal maintenance matters excepted), (ii) comply in all material respects with all Applicable Laws, without the benefit of any "grandfathering" or similar variance for their current use or Buyer's intended use, (iii) consist of sufficient land, parking areas, sidewalks, driveways and other improvements to permit the continued use of such facilities in the manner and or the purposes to which they are presently devoted; and (iv) do not encroach on real property not owned or leased by Sellers, and (v) are useful for their intended purposes and free of mold, asbestos, radon and radon's progeny.  The mechanical, electrical, heating, air conditioning, drainage, sewer, water, telephone, communications, plumbing, and other facilities or utility systems of the improvements and fixtures owned by Sellers on the Real Property are, taken as a whole, in good operating condition, normal wear and tear excepted and subject to ongoing routine maintenance work as would be typical for such assets.. To the extent required by applicable laws, Sellers have been issued a certificate of occupancy, Permit or other approval or certificate as is required under applicable laws with respect to such improvements and fixtures, all of which remain in full force and effect and are displayed at the Real Property to the extent required by applicable laws.

4.10.3          Each Seller and, to the Knowledge of each Seller, each other Person performing construction work on the Real Property, has utilized sound construction practices with respect to the horizontal Improvements, and such Improvements have been and such Improvements have been constructed, in a good and workmanlike manner in conformity in all material respects with the construction plans and specifications therefor. To the best Knowledge of each Seller, none of the horizontal Improvements violate any easement or other agreement affecting the applicable Real Property on which such horizontal Improvements are located.

4.11        Tangible Personal Property and Marketing Property.  Each item of Tangible Personal Property and Marketing Property is owned or licensed by a Seller, and to the Knowledge of the Sellers, there are no false or misleading statements in or associated with any Marketing Property, or omissions that make any statements in or associated with any Marketing Property false or misleading in any material respect. Schedule 4.11 contains a list of all material Tangible Personal Property and Marketing Property owned by Sellers as of the date of this Agreement, as well as any Marketing Property used by Sellers but not owned by Sellers.

4.12       Plans and Specifications.  Sellers have provided Access to Buyer of all material Plans and Specifications. The Plans and Specifications are owned and have been fully paid for by the Sellers, and Buyer will not be required to pay use, transfer or similar fees in order to use the Plans and Specifications. Except as set forth in Schedule 4.12, there are no restrictions on the ability of the Sellers to transfer the Plans and Specifications to Buyer free and clear of any and all Encumbrances other than Permitted Encumbrances. To the Knowledge of each Seller, there are no material errors in or omissions from the Plans and Specifications.

4.13     Intellectual Property Rights.  Schedule 4.13 lists the following Intellectual Property Rights owned or licensed by the Sellers (collectively, the "Seller IP Rights"): (i) registered and applied-for Intellectual Property Rights owned by the Sellers; (ii) unregistered trademarks owned by a Seller; (iii) registered and applied-for Intellectual Property owned by a Seller or an Affiliate of a Seller and used in the operation of the Business; and (iv) Intellectual Property Rights licensed by a Seller or an Affiliate of a Seller.

4.13.1         Except as disclosed in Schedule 4.13, the Sellers have taken all actions reasonably necessary to maintain the validity and enforceability of all Seller IP Rights.

4.13.2         To the Knowledge of Sellers, all Seller IP Rights are valid and enforceable, and no Person has alleged in writing to a Seller that any of the Seller IP Rights is not valid, is unenforceable or is owned in part or in full by any other Person. To Seller's Knowledge, no third party is infringing, misappropriating, diluting or otherwise violating any Seller IP Rights. No Seller IP Rights is subject to any Order that restricts the use, transfer or licensing by a Seller.

4.13.3        Except as set forth in in Schedule 4.13, the Sellers own all Intellectual Property Rights used in the Business as of the Closing created by or on behalf of the Sellers by their employees, and owns or is an authorized licensee of any Intellectual Property Rights used in the Business as of the Closing created by or on behalf of any Seller by consultants.

4.14      Insurance.  Each Seller has provided Access to Buyer of each insurance policy set forth on Schedule 4.14(a) which contains a true and complete list of all material insurance policies currently in effect that insure the Seller and the Purchased Assets. Each such insurance policy is valid and binding, and no such Seller has received any notice of cancellation or termination in respect of any such policy or is in default thereunder in any material respect. No Seller has received any notice from any of Seller's insurance carriers of any defects or inadequacies in the Real Property or any portion thereof, which would adversely affect the insurability of such property or the cost of any such insurance. There are no pending insurance claims asserted by a Seller with respect to any portion of the Real Property, except as set forth in Schedule 4.14(b), which also lists all insurance claims asserted by a Seller with respect to any portion of the Real Property within the past three (3) years.

4.15       Employees.  Sellers have provided to Buyer Access to a list of the names, current annual rates of salary and 2020 bonuses of all employees of each Seller. No employee of any Seller is presently a member of a collective bargaining unit, and to the Knowledge of each Seller, there are no Threatened or contemplated attempts to organize for collective bargaining purposes by any of the employees of any Seller. Each Seller is in material compliance with all applicable laws relating to the employment of labor, including, without limitation, those relating to wages, hours and collective bargaining. Except as set forth on Schedule 4.15, no Seller is a party to any employment contract that contains an obligation for severance payments upon the termination of an employee.

4.16        Employee Plans.  Schedule 4.16 contains a list and brief description of each Employee Plan. Sellers have made available to Buyer true, complete and correct copies of (i) each Employee Plan and (ii) the most recent summary plan description for each Employee Plan (if any such description was required).

4.17        Encumbrances.  None of the Purchased Assets is subject to any Encumbrance except Permitted Encumbrances.

4.18       Sufficiency of Property.  The Purchased Assets constitute all of the material assets and substantially all of the assets of the Sellers that are used in the operation of the Business, other than the Excluded Assets, Subsequent Parcels, and Lots being developed by Shared Services Affiliates.

4.19       Audited and Unaudited Financial Statements.  Sellers have provided Access to Buyer a true, complete and correct copy of the Audited Financial Statements and the Unaudited Financial Statements, all prepared at Sellers' sole expense.

4.19.1        The Audited Financial Statements and the Unaudited Financial Statements are: (a) based upon the information contained in the books and records of the Sellers and (b) fairly present the financial position of the subjects thereof as of the dates thereof and the results of operations and cash flows for the periods then ended and were prepared in accordance with generally accepted accounting principles, except in the case of Unaudited Financial Statements for (i) the absence of footnote disclosures and other presentation items that, if presented, would not differ materially from those presented in the Audited Financial Statements, and (ii) changes resulting from normal year-end adjustments. To the Sellers' Knowledge, there are no material deficiencies in the internal controls of the Seller that limit the reliability of the Audited Financial Statements and the Unaudited Financial Statements. There has been no, and, to the Knowledge of each Seller, there is no basis for, a finding of fraud or improper payments on the part of the Sellers, and the Sellers have not taken any action nor is a party to any legal Proceeding that could reasonably be expected to give rise to any liability of fraud or improper payments on the part of the Sellers.

4.19.2       Since the date of the Audited Financial Statements, (a) the Sellers have conducted their Business consistent with past practices, and (b) to the Knowledge of each Seller, no Material Adverse Change has occurred.

4.20      Proceedings.  To the Knowledge of each Seller, there is no pending Proceeding relating to or affecting the use or value of the Purchased Assets, and no Proceeding has been commenced by or served against a Seller relating to the Purchased Assets or the business of a Seller that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions (in whole or in any material part).

4.21       Brokers.  Except for Builders Advisor Group, no Seller has incurred any obligation or liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other similar payment in connection with this Agreement. To the extent incurred, the Sellers are solely responsible for any and all such payments.

4.22      Certain Payments.  No Seller or any other Person associated with or acting for or on behalf of a Seller or with respect to any Real Property, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services intended (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, or (c) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller, any Related Person of any Seller, any Affiliate, or any Purchased Asset in violation of any Legal Requirement.

4.23       Relationships with Related Persons.  Except as set forth on Schedule 4.23, no Related Person of a Seller has any interest in any Purchased Asset other than another Seller.

4.24      Tax Matters.  The Sellers have filed all Tax Returns as required by Legal Requirements or obtained permitted extensions for any such filings. All such Tax Returns were true, complete and correct in all respects. The Sellers have paid all Taxes, whether or not shown as due on such Tax Returns required to be paid with respect to, or that could give rise to a lien on the assets of, a Seller.

4.24.1         Except as set forth in Schedule 4.24, other than as part of a combined or unitary audit of any Tax Return of a Seller or one of its Affiliates, none of the Sellers' Tax Returns have been audited by any Taxing Authority. No action or assessment or collection of Taxes of or against a Seller is currently in progress. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or, as set forth in Schedule 4.24 are being contested in good faith by appropriate proceedings for which adequate reserves are maintained in accordance with GAAP.

4.24.2        There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing or, any material amount of Taxes upon any of the Sellers, and to the Knowledge of the Sellers, there is no basis upon which a Tax deficiency or assessment could reasonably be expected to be asserted against any Seller. No Seller has been informed by any jurisdiction that the jurisdiction believes that a Seller was required to file any Tax Return that was not filed or pay any Tax that was not paid. There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to any Seller, which waiver or extension is in effect.

4.24.3        There are no liens with respect to Taxes upon any of the assets, rights or properties of any Seller, other than with respect to Taxes not yet due and payable.

4.24.4        Each Seller has withheld or collected the amount of all Taxes withheld or collected, and has timely paid the same to the proper Taxing Authorities.

4.24.5        There is no tax sharing, allocation, indemnity or similar agreement that will require any payment by any Seller after the Closing Date for the Taxes of any other Person. Except as set forth in Schedule 4.24, no Seller has been included in any "consolidated," "unitary" or "combined" Tax Return under applicable Law with respect to Taxes or any taxable period for which the statute of limitations has not expired nor has any liability for the Taxes of another person as transferee or successor.

4.24.6        No Seller will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (a) change in method of accounting for a Taxable period ending on or prior to the Closing Date under Section 481 of the IRC (or any corresponding provision of state, local or foreign income Tax law), (b) installment sale or open transaction disposition made on or prior the Closing Date, or (c) prepaid amount received on or prior to the Closing Date. No Seller has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(c).

4.24.7        No Seller is subject to any closing agreement, private letter ruling or technical advice that could affect the liability for Taxes of such Seller following the Closing Date.

4.24.8          The representations and warranties contained in this Section 4.24 are the sole and exclusive representations made by Sellers relating to Taxes.

4.25       Solvency.  No Seller is bankrupt or insolvent or will become insolvent as a result of the transaction contemplated by this Agreement under any applicable federal or state laws, and no such Person has filed for protection or relief under any applicable bankruptcy or creditor protection statute or has been Threatened by creditors with an involuntary application of any applicable bankruptcy or creditor protection statute. No Seller is entering into this Agreement or any of the Contemplated Transactions with the intent to hinder, delay or defraud any creditor or to prefer the rights of one creditor over any other. The Sellers and Buyer have negotiated this Agreement, in good faith, at arms‑length and the consideration to be paid represents fair, present and reasonably equivalent value for the Purchased Assets to be transferred hereunder.

4.26       Shared Services Affiliates.  All of the Shared Services Affiliates are listed on Schedule 4.26 and the Shared Services Affiliates are all of the entities in which the Sellers and the Interest Holders own equity interests that own any Lots or real property to be developed primarily into Lots. Schedule 4.26 lists the current holders of any shares, membership interests or other securities or ownership interests in any Shared Services Affiliates and their respective interests in each Shared Services Affiliates.

4.27        BHI; MHI Title Company; MHI Mortgage Company.

4.27.1        Schedule 4.27.1 to the best of Sellers’ knowledge, contains the true, correct and complete copies of the articles of incorporation, bylaws, articles of formation and/or operating agreements, as applicable (collectively, the "Organizational Documents"), for MHI Title Company and MHI Mortgage Company (collectively, the "Service Companies"), together with any amendments thereto.

4.27.2       To the best of Sellers’ knowledge, the Service Companies do not own, directly or indirectly, any capital stock, or other equity interest in any corporation, partnership, trust, limited liability company or other legal entity except as disclosed on Schedule 4.27.2 ,

4.27.3        The equity interests of each of the Service Companies (collectively, the "Equity Interests") are owned by MHI Partnership, Ltd., Frank McGuyer, Land Investment Management Corp., and McGuyer 2007 Partnership, LLP and contemplated to be sold to Buyer hereunder were, to the best of Seller’s knowledge,  issued in compliance with applicable Laws and Regulations and constitute the percentage ownership of the total issued and outstanding Equity Interests in the applicable Service Company indicated on Schedule 4.27.1. To the best of Seller’s knowledge, the Equity Interests in MHI Title Company and MHI Mortgage Company were not issued in violation of the Organizational Documents of the applicable entity or any other agreement, arrangement, or commitment to which Seller or the applicable Service Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

4.27.4        MHI Partnership, Ltd., Frank McGuyer, Land Investment Management Corp., and McGuyer 2007 Partnership, LLP own the Equity Interests free and clear of all Encumbrances.  To the best of Sellers’ knowledge, the ownership interest of MHI Partnership, Ltd. in BHI represents 997,040 shares constituting approximately a 1.3576% ownership interest in the shares outstanding and is owned free and clear of all Encumbrances.

4.27.5        The Sellers have provided Access to the financial statements and income statements in the Sellers’ possession that the Sellers have received from the general partner or manager (as applicable) of the Service Companies for fiscal years 2019, 2020 and 2021, and such financial statements and income statements are true, correct and complete copies of what the Sellers have received or what is in the Sellers’ possession.

4.27.6        There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Equity Interests held by a Seller in the Service Companies or obligating any Seller to issue or sell any such Equity Interests in the Service Companies. Other than the Organizational Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of Seller’s Equity Interests. To the Knowledge of each Seller, there are no outstanding obligations of the Service Companies to repurchase, redeem, or otherwise acquire any of Sellers’ Equity Interests.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

5.1          Organization and Good Standing.  Buyer has been duly formed and is validly existing and in good standing under the laws of the State of Delaware and has full power to carry on its business as presently conducted and to own or lease and operate its properties and assets now owned or leased and operated by it.

5.2          Authority.  Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the various other agreements and documents contemplated herein to which Buyer is a party (collectively, the "Buyer Closing Documents"), to consummate the Contemplated Transactions and to perform all the terms and conditions hereof and thereof to be performed by Buyer. Buyer's Board of Directors has approved the Contemplated Transactions. This Agreement constitutes, and each of the Buyer Closing Documents when executed and delivered will constitute, the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its and their terms.

5.3          No Conflict.  Neither the execution and delivery of this Agreement or any of the Buyer Closing Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

5.3.1          contravene, conflict with or result in a material violation of (a) any provision of the Governing Documents of Buyer, or (b) any resolution adopted by the managing member of Buyer; or

5.3.2          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer, or any of the assets owned or used by Buyer, may be subject.

Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of the Buyer Closing Documents or the consummation or performance of any of the Contemplated Transactions.

5.4         Brokers.  Buyer has incurred no obligation or liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other similar payment in connection with this Agreement.

5.5          Proceedings.  To the Knowledge of Buyer, there is no pending Proceeding that has been commenced by or served against Buyer or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Buyer, no such Proceeding has been Threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

5.6          Acknowledgement by Buyer.  Buyer acknowledges that no Seller has made any representation or warranty, express or implied except as expressly stated in this Agreement and that it is not relying on any representations and warranties made by Sellers other than those specifically provided for in ARTICLE 4 and any such other representations are hereby expressly disclaimed for all purposes. Buyer further acknowledges that, except as set forth in this Agreement, the Property to be conveyed at Closing to Buyer in "as-is" condition with no other representations or warranties.

5.7       Sufficiency and Source of Funds.  Buyer possesses the capital or viable financing sources sufficient to enable Buyer to consummate the transactions contemplated by this Agreement and to timely perform all of its obligations hereunder or thereunder and the source of such funds is in compliance with applicable OFAC and similar regulations.

ARTICLE 6
COVENANTS OF THE SELLERS

6.1         Conduct Prior to Closing.  Between the Effective Date and the Closing Date, without the consent of Buyer, the Sellers shall be entitled to continue to conduct their Business consistent with past practices, and shall be able to (including, without limitation): incur debt, acquire Real Property, sell Real Property and enter into joint ventures, provided however, that no such action shall be undertaken for the purpose of materially and adversely affecting the Sellers' ability to perform its obligations hereunder. Between the Effective Date and the Closing Date, if the Buyer has not terminated this Agreement, except as set forth on Schedule 6.1, the Sellers shall:

6.1.1     use Reasonable Efforts to operate, manage, finance and maintain the Real Property only in the ordinary course of business consistent with past practices so that the representations and warranties of the Sellers contained herein shall continue to be true, correct, and complete, in all material respects, at all times prior to the Closing Date as if made on and as of such time;

6.1.2     except as required by their terms or in the ordinary course of business consistent with past practice, not amend, terminate or renegotiate any material Assumed Contract or enter into any material new contract that would have been an Assumed Contract if entered into prior to the date hereof (and any such contract entered into in compliance with the provisions of ARTICLE 6 shall constitute an Assumed Contract, including without limitation, those contracts addressed in

Sections 6.1.2, 6.1.3 or 6.1.4), or default (or take or omit to take any action that, with or without the giving of notice or the passage of time, would constitute a default) in any of its obligations under such contracts.

6.1.3    not enter into any Sale Contract (as defined in Section 2.1.4) of a residential unit, unless such Sale Contract is substantially in the form customarily used by Sellers and undertaken in the ordinary course of business consistent with past practices;

6.1.4    Not, except pursuant to existing Assumed Contracts:  (a) sell, lease, transfer or dispose of, or make any Contract for the sale, lease, transfer or disposition of, any assets or properties that are included in the Purchased Assets, other than sales in the ordinary course of business; (b) incur, assume, guaranty or otherwise become liable in respect of any Indebtedness which would result in Buyer assuming such liability hereunder after the Closing; (c) delay the payment or discharge of any liability which, upon Closing, will be an Assumed Liability; or (d) encumber or voluntarily subject any of the Purchased Assets to any Encumbrance other than a an Encumbrance to be released at Closing from the Closing Cash Payment. . Further, without the approval of Buyer, Sellers shall not dispose of or bulk sale any Land to be used for residential use having an aggregate value in excess of One Million Dollars ($1,000,000.00) or enter into any contracts with respect thereto (commercial tracts are expressly excluded from this limit);

6.1.5     maintain in force and effect fire, casualty, extended coverage, property and personal liability insurance policies related to the Real Property in amounts and coverage which are customary and consistent with such Seller's past practice, pay all premiums due on such policies prior to the Closing Date, and in the event of any casualty to any of the Purchased Assets prior to the Closing Date, apply the insurance proceeds toward repair or replacement of the damaged Purchased Asset(s);

6.1.6     timely discharge any and all obligations relating to work performed on or conducted at or for materials delivered to the Real Property from time to time, in the ordinary course of business consistent with past practices;

6.1.7    use Reasonable Efforts to promptly make all filings with, provide notices to, obtain all consents, waivers, approvals, authorizations and permits, including, without limitation, (i) those to be made with, provided to or obtained from any governmental entity, agency or political subdivision, (ii) those required by Legal Requirements to be made by Sellers in order to consummate the Contemplated Transactions, and (iii) those to be made with, provided to or obtained from any party to any Assumed Contract, that is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement ("Third Party Consents"). Notwithstanding anything to the contrary set forth herein, in no event shall the provisions of this Section 6.1.7 require either Party to expend any funds in, or otherwise in connection with, the making, providing and/or obtaining of any such Third Party Consents. Buyer agrees that (a) Sellers shall not have any liability whatsoever to Buyer arising out of or relating to any failure to obtain any Third Party Consent or because of the termination of any Contract as a result of the transactions contemplated in this Agreement or because of the non‑transfer of any Purchased Asset because a required consent was not obtained and (b) no representation, warranty or covenant of Sellers contained herein shall be breached or deemed breached as a result of (i) the failure to obtain any such Third Party Consent, (ii) any such termination, (iii) any such non-transfer, or (iv) any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Third Party Consent, any such termination or such non-transfer;

6.1.8    cooperate with Buyer with respect to all filings that Buyer is required by Legal Requirements to make in connection with the Contemplated Transactions and with respect to obtaining all the Required Consents;

6.1.9     use Reasonable Efforts to cause the conditions set forth in Section 8.1 to be satisfied and to consummate the transactions contemplated herein;

6.1.10  use Reasonable Efforts to notify Buyer about any opportunities relating to the Business that are offered or made available to Sellers (for example, options, rights of first refusal or similar rights);

6.1.11   shortly before the Closing Date, cooperate with Buyer to photograph each Lot on the Real Property, which photographs shall document the status of the Improvements on such Lots as of the date the photographs are taken; and

6.1.12    respond to Buyer's reasonable inquiries concerning the status of the operation, management, finance and maintenance of the Real Property.

6.2         Notification.  Between the Effective Date and the Closing Date, the Sellers shall promptly notify Buyer in writing if any Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties contained in ARTICLE 4 as of the Effective Date, or if any Seller becomes aware of the occurrence after the Effective Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of such occurrence or discovery, the Sellers shall promptly deliver to Buyer a supplement to the Schedules specifying such change. For purposes of supplementing the Schedules, any supplementation will be deemed promptly delivered if done so as soon as commercially reasonable after the generation in the ordinary course of business of such report(s) that relate to the change which requires supplementation of the Schedules. During the same period, the Sellers shall promptly notify Buyer of the occurrence of any Breach of any covenant of any Seller in this ARTICLE 6 known to any Seller or of the occurrence of any event known to any Seller that may make the satisfaction of the conditions in ARTICLE 8 impossible or unlikely. For all purposes of this Agreement (including Section 8.1.1 below), the Schedules shall be deemed to exclude all information contained in any supplement or modification thereto to the extent such information relates to periods prior to the Effective Date, but if the Closing shall occur, then all matters disclosed pursuant to any supplement or modification at or prior to Closing shall be taken into account and no Party shall be entitled to make a claim based thereon pursuant to the terms of this Agreement.

6.3         Removal of Encumbrances.  Each Seller shall take all action necessary to cause any deeds of trust, mortgages, security interests, mechanic's liens, judgment liens and other Encumbrances encumbering the Real Property, except for Permitted Encumbrances to be released at Closing. In addition, from and after the Effective Date, including after the Closing, each Seller shall (a) pay any and all amounts due and owing under any Assumed Contract which are incurred or accrued on or prior to the Closing Date, (b) pay any other obligations, including obligations relating to work performed on or conducted at or for materials delivered to the Real Property, which are incurred or accrued on or before the Closing Date, and (c) cure any defaults or violations of law with respect to Assumed Contracts occurring prior to Closing and which such Seller has Knowledge of.

6.4        No Solicitation.  Until such time, if any, as this Agreement is terminated pursuant to ARTICLE 9 or Section 2.10 no Seller or Owner shall, and none shall authorize any of its Representatives to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non‑public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of all or a portion of the Purchased Assets (other than a sale of Lots to homebuyers, homebuilders and the sale of commercial property in the ordinary course of business), or any of the ownership interests in a Seller, or any merger, consolidation, business combination or similar transaction involving a Seller.

6.5         Governmental Authorizations.  The Sellers shall assist and cooperate with Buyer to obtain all Governmental Authorizations, subject to Section 7.5, such that consummation of the Contemplated Transactions will not interrupt or give any Governmental Body the right to terminate or interrupt the continuation of, or require any additional payment in respect of, the operation, management, development and maintenance of the Real Property in substantially the manner currently being conducted.

6.6        Non-Competition Agreement.  At or prior to the Closing Date, each of the Sellers and Owner shall execute and deliver to Buyer the Non‑Competition Agreement in the form attached as Exhibit L (the "Non‑Competition Agreement").

6.7         Confidentiality.  Between the Effective Date and the Closing Date, the Sellers shall maintain in confidence, and shall cause their Representatives to maintain in confidence, and not use to the knowing and intentional detriment of Buyer, any written, oral or other information obtained in confidence from Buyer or its Representatives in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to a Seller without restriction on disclosure or to others not bound by a duty of confidentiality, (b) such information becomes publicly available through no fault of the Sellers or their Representatives, (c) the use of such information is solely as necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions, or (d) the disclosure of such information is required by a Legal Requirement or an Order in connection with a Proceeding. If the Contemplated Transactions are not consummated, the Sellers shall return or destroy all such written information. Buyer and Sellers acknowledge that the Confidentiality Agreement is superseded to the extent inconsistent with this Agreement and shall otherwise survive until the Closing, and the Parties shall remain subject to the confidentiality and other obligations set forth thereunder.

6.8          Warranty Services Agreement.  At the Closing, the Sellers and Buyer shall enter into the Warranty Services Agreement pursuant to which Buyer will provide to the owners of residential units purchased from a Seller, at the Sellers' expense, certain warranty and repair services as set forth therein.

6.9         Special Districts.  With respect to each board of directors of a Special District on which there is a Seller Board Member, the Sellers and Buyer have agreed upon the following method of transitioning the designees of Buyer to serve on such board(s) after Closing in accordance with applicable law. If requested by Buyer, the Sellers shall cause each board of each Special District to appoint Buyer's designated Person(s) to fill seats vacated by Seller Board Members within thirty (30) days after the Closing Date. No later than one (1) Business Day prior to the Closing Date, the Sellers shall, as applicable, deposit or cause to be deposited with the Title Company (a) letters of resignation from all but one of the Seller Board Members of each such board, which resignation(s) shall be effective not later than thirty (30) days after the Closing Date, (b) special warranty deeds from the Seller Board Members in the form attached as Schedule 6.9 effective not later than thirty (30) days after the Closing Date and sufficient to convey good and marketable title to all director lots related to any Special District, and free of any Encumbrance, each executed by the applicable Seller Board Member and acknowledged in recordable form (collectively, the "Director Lot Deeds"). At the Closing, the Sellers agree to cancel or terminate, or cause to be cancelled or terminated, any and all outstanding Contracts relating to the appointment, election or qualification of members to the board of directors of a Special District. At the Closing, the Title Company shall promptly cause the Director Lot Deeds and any documents furnished by Buyer to cause Buyer's designated Persons to be qualified to serve on the boards of such Special Districts to be recorded in the official records of the applicable counties and obtain confirmed copies thereof for distribution to the Sellers and Buyer. The provisions of this Section shall survive Closing.

6.10        Payment of All Taxes Resulting from Sale of Purchased Assets.  All Taxes (other than Taxes based on or measured by income or gain of any Person) resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements (including, without limitation, all transfer, documentary, sales, use, stamp, registration and other Taxes) and fees (including any penalties, interest and additions) incurred in connection with this Agreement, including all expenses related to the filing of all necessary Tax Returns and other documentation, shall be borne equally by Sellers and Buyer.

ARTICLE 7
COVENANTS OF BUYER AND OTHER COVENANTS

7.1          Antitrust Filings.  The Sellers and Buyer agree that no filings or other submissions are required by the Hart‑Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or any other applicable antitrust or noncompetition applicable Laws or regulations ("Antitrust Laws"), or to obtain any required Consent of any Governmental Body with jurisdiction over the Contemplated Transactions.

7.2         Legal Requirements.  As promptly as reasonably practicable after the Effective Date but prior to the Closing Date, Buyer shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions other than those filings required by the Antitrust Laws. Between the Effective Date and the Closing Date, Buyer shall (a) cooperate with the Sellers with respect to all filings that a Seller is required by Legal Requirements to make in connection with the Contemplated Transactions and (b) cooperate with the Sellers in obtaining all the Required Consents.

7.3         Reasonable Efforts.  Without limiting any obligations under any specific covenants of the Parties hereunder, between the Effective Date and the Closing Date, Sellers and Buyer shall use its respective Reasonable Efforts to cause the conditions in Section 8.2 to be satisfied.

7.4       Confidentiality.  Between the Effective Date and the Closing Date, Buyer shall maintain in confidence, and shall cause its Representatives to maintain in confidence, and not use to the knowing and intentional detriment of a Seller, any written, oral or other information obtained in confidence from a Seller or a Representative of a Seller in connection with this Agreement or the Contemplated Transactions, unless or except for (a) such information is already known to Buyer without restriction on disclosure or to others not bound by a duty of confidentiality or is generally available from other sources, (b) such information is or becomes publicly available through no fault of Buyer or its Representatives, (c) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions pursuant to the terms of this Agreement, (d) the disclosure of such information is required by a Legal Requirement or an Order in connection with a Proceeding, (e) the disclosure to its investors, prospective investors, prospective investors, lenders, prospective lenders, attorneys, consultants and accountants provided the Buyer has advised each such Person of the confidentiality obligations owed under this Agreement, and further provided that Buyer shall be obligated to cause each of such Person to comply with the confidentiality obligations under this Agreement, and (f) the disclosure to governmental authorities in connection with its due diligence investigations with the consent of the Sellers, which consent shall not be unreasonably withheld. Buyer and Sellers acknowledge that the Confidentiality Agreement is superseded to the extent inconsistent with this Agreement and shall otherwise survive until the Closing, and the Parties shall remain subject to the confidentiality and other obligations set forth thereunder.

7.5          Non-Assignment of Certain Contracts or Other Purchased Assets.

7.5.1          With respect to any Assumed Contracts (including any contract, purchase order, sales order, lease, instrument or other right which is a Purchased Asset) or any other Purchased Asset that is subject to any restriction or prohibition on the transfer or assignment thereof or which provides that it may not be transferred or assigned without the consent of another Person (collectively, "Restricted Assets") and for which the appropriate consent to the transfer and assignment thereof has not been obtained by the Effective Date, Sellers will use Reasonable Efforts and take all reasonable actions that are within its power to obtain, prior to the Closing Date, the appropriate consent for the transfer and assignment of each of the Restricted Assets.

7.5.2          In any such event, the Sellers will, to the extent and only if reasonably necessary in order to provide the benefits thereof to Buyer, cooperate with Buyer in any reasonable arrangement ("Seconding Arrangements", including back-to-back closings, work around procedures, nominee arrangements or other strategies) designed to provide the benefits thereof to Buyer, and to the extent the Buyer receives such benefits with respect to any Restricted Assets, it shall indemnify the Sellers from any liability in connection therewith. It is the intention of the Parties that the Seconding Arrangements contemplated by this Section 7.5 will be utilized only when there is no reasonable alternative to such arrangement for Buyer, even if Sellers fail to assign any such contract, purchase order, sales order, lease or other instrument or other Restricted Asset. Provided, however, that such Seconding Arrangements will not be sufficient with respect to Land and/or Lots within Sale Communities and the master planned communities identified on Schedule 7.5.2.

7.5.3         Without limiting the generality of any provision elsewhere herein contained, the non-assignability and non‑transferability of, and the failure of Sellers to assign and transfer, any of the Restricted Assets (or the assignment and transfer by Sellers thereof, despite the prohibition or restriction thereof or the failure to obtain the appropriate consent or to fulfill the conditions thereto) will not alter or in any manner affect its status as a Purchased Asset except as provided in Section 8.1.5.

7.5.4          The Sellers shall reasonably cooperate with Buyer in obtaining any consents or novations necessary to effect the transfer of any contract to Buyer.

7.5.5          Nothing contained in any transfer document required to be executed by a Seller in connection with the transfer of any such governmental contract will alter or in any manner affect the status of such contract as a Purchased Asset.

7.6          Retention of and Access to Records.
After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices, but not less than seven (7) years, Records, including litigation Records, of the Sellers. In addition, during normal business hours and on at least three (3) days' prior written notice, Buyer shall provide each Seller and its Representatives Access to such Records of the Seller, to enable them to prepare financial statements or tax returns or deal with tax audits, and address any liability other than an Assumed Liability, and Seller and its Representatives to the extent necessary to address any indemnification obligation or claim. After the Closing Date, Sellers shall provide Buyer and its Representatives Access to Records regarding or pertaining to the Excluded Assets, during normal business hours and on at least three (3) days' prior written notice, for any business purpose specified by Buyer in such notice.

7.7        Replacement of Performance Obligations.  To the extent Buyer was unable, prior to the Closing through Reasonable Efforts, to obtain bonds or other credit support instruments in replacement of or in support of the Performance Obligations or to cause the Sellers and their Affiliates to be unconditionally released from any and all liabilities relating to the Performance Obligations, Buyer shall obtain such bonds or other credit support instruments and cause such Sellers and their Affiliates to be released from such liabilities within ninety (90) days after the Closing Date. To the extent that any of the Performance Obligations shall come up for renewal following the Closing Date but prior to the release of the Sellers therefrom, the applicable Seller may elect to cause such renewal to occur; provided, that Buyer shall be responsible for all fees incurred with respect thereto. In the event that any amounts shall be paid with respect to the Performance Obligations resulting from conditions or events occurring after the Closing Date, then Buyer shall immediately reimburse such Seller for any amounts so paid, together with any costs incurred by such Seller in connection therewith.

7.8          Employees.

7.8.1     Offer of Employment.  In regard to employees of the Business, except for those employees who will enter into Employment Agreements, on or prior to the Closing Date, Buyer shall offer employment, on an at-will basis, effective as of the Closing Date and conditioned on the Closing, to at least the applicable number of employees of Sellers ("Continuing Employees") to meet the exclusion requirements for compliance with the Worker Adjustment and Retraining Notification Act (codified at, 29 U.S.C. Sections 2101-2109), or any similar state or local law (collectively, the "WARN Act") or the applicable state equivalent that is applicable.

7.8.2    Hiring of Continuing Employees by Buyer.  Following the Effective Date and after notice to the Sellers, Buyer may contact and interview any employees of a Seller, inspect their personnel records (upon receipt of permission from the employee), and solicit them to become employees of Buyer as of the Closing Date in accordance with Section 7.8.1. The Sellers shall cooperate with and assist Buyer in the interview and evaluation process by providing Access to or copies of such information, personnel records and evaluations concerning the employees as Buyer may reasonably request, provided that the subject employee has consented thereto, and by rescinding, waiving or terminating any non-compete agreements between any Seller and any such employees. Sellers will terminate their employment arrangement with each Continuing Employee effective as of the Closing Date, and will be responsible for all back vacation pay, accrued salary and benefits, severance pay and any other liability, regarding any matter, owed to them as of that date. Buyer will not terminate the employment of the Continuing Employees for a minimum period of sixty (60) days if such termination would expose Sellers to liability under the WARN Act (and the regulations promulgated thereunder), and Buyer will indemnify and hold harmless Sellers with respect to any liability incurred by the breach by Buyer of its obligations under this Section 7.8.

7.8.3     At and after the Closing, the Continuing Employees will cease to participate in any and all of the employee plans of Sellers. Buyer and its Affiliates shall pay, discharge and be responsible for all salary, wages, severance costs, benefits and claims (including workers compensation or other similar benefits and claims) arising out of the employment of the Continuing Employees commencing after the Closing, without exception.

7.8.4     To the extent service is relevant for the purpose of eligibility, participation, vesting, benefit contributions, benefit calculations or allowances (including, without limitation, entitlement to vacation and sick days) under any benefit plan, program or arrangement established or maintained by Buyer or its Affiliates for the benefit of the employees of Buyer or its Affiliates and in which the Continuing Employees are allowed to participate, such plan, program or arrangement shall credit the Continuing Employees for service on and prior to the Closing Date with Sellers to the extent permitted by any such plan, program or arrangement. In addition, Buyer shall give credit to Continuing Employees for any deductibles, co-payments, out of pocket payments or pre-existing condition waiting periods satisfied under Sellers' group health plan and such Continuing Employees shall not be subject to any eligibility waiting periods under Buyer's group health plan.

7.8.5     Non-Solicitation of Buyer Employees.  For a period of thirty-six (36) months commencing on the Closing Date, the Sellers and Owner shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of Buyer (including those employees listed on Schedule 4.15) or encourage any such employee to leave such employment or hire any employee who has left such employment, except pursuant to general solicitation which is not directed specifically to any such employees. This provision shall survive Closing.

7.8.6     No Rights for Seller Employees.  This Agreement is not intended to create and does not create any contractual or legal rights in or enforceable by any employee of a Seller.

7.9        Affiliations with Other‑Entities.  With respect to affiliations for operations relating to the Business (e.g., affiliate mortgage and title business operations) between a Seller and any entity in which the Sellers or Interest Holders hold equity interests ("Other‑Entities"), if requested by Buyer, the Sellers shall cause such Other‑Entities to enter into agreements with Buyer for an affiliation following the Closing Date on the same terms and conditions as the applicable Sellers for a period acceptable to Buyer.

7.10       Owner Consulting Arrangement.  For a period of six (6) months following the Closing Date, the Owner (i.e., Frank B. McGuyer) shall, without compensation, make himself available to Buyer for up to fifteen (15) hours per month in connection with Newco’s operation of the Purchased Assets.

7.11      Governmental Authorizations.  Sellers shall use commercially reasonable efforts to obtain, prior to Closing, (i) all Governmental Authorizations referred to in Section 6.5 that are necessary for Buyer to legally continue operating the Business after Closing, (ii) all Governmental Authorizations necessary for the Sellers to assign or otherwise transfer all the Entitlements to Buyer and (iii) all consents or novations necessary to effect the transfer or assignment to Buyer of any contract of the Seller Parties with any governmental agency or instrumentality.

7.12       Further Assurances.  The Parties shall reasonably cooperate with one another and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other any necessary information; (b) execute and deliver to each other any necessary documents; and (c) do such other acts and things, all as the other Party may reasonably request, for the purpose of attempting to carry out the intent of this Agreement and the Contemplated Transactions.

ARTICLE 8
CONDITIONS TO CLOSING

8.1         Conditions to Buyer's Obligations.  The obligation of Buyer to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by Buyer:

8.1.1     Accuracy of Representations.  The representations and warranties of the Sellers in this Agreement, considered individually and in the aggregate, must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules delivered by the Sellers to Buyer after the date hereof, and provided that all materiality qualifiers (including Material Adverse Change) in such representations and warranties shall be disregarded for purposes of this Section 8.1.1 to prevent an unintended double materiality standard.

8.1.2     Performance by the Sellers.  The covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing, considered individually and in the aggregate, must have been duly performed and complied with in all material respects, provided that all materiality qualifiers (including Material Adverse Change) in such covenants and obligations shall be disregarded for purposes of this Section 8.1.2 to prevent an unintended double materiality standard.

8.1.3     Document Deliveries.  The Sellers shall have delivered each of the documents and completed each of the actions in the manner specified in Section 3.4.

8.1.4     Obtained Required Consents.  The Parties shall have received all of the Required Consents (see Section 3.4.16 above).

8.1.5    Consents by Master Planned Communities.  The Sellers shall have obtained all consents necessary to transfer to Buyer all Land and/or Lots located within Sale Communities and master planned communities identified on Schedule 7.5.2. and for Buyer to succeed to the Sellers' rights under any declarations and covenants affecting the Land and/or Lots located in the master planned communities (see Section 7.5.2 above).

8.1.6    No Proceedings.  Since the Effective Date, there must not have been commenced or Threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

8.1.7    No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions shall, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed or Threatened by or before any Governmental Body.

8.1.8     Material Adverse Change.  There shall not have occurred any Material Adverse Change.

8.2         Conditions to the Sellers' Obligations.  The obligations of the Sellers to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Sellers:

8.2.1    Accuracy of Representations.  The representations and warranties of Buyer in this Agreement, considered individually and in the aggregate, must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules delivered by Buyer to the Sellers after the date hereof and provided that all materiality qualifiers (including Material Adverse Change) in such representations and warranties shall be disregarded for purposes of this Section 8.2.1 to prevent an unintended double materiality standard..

8.2.2     Buyer's Performance.  The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, considered individually and in the aggregate, must have been performed and complied with in all material respects, provided that all materiality qualifiers (including Material Adverse Change) in such covenants and obligations shall be disregarded for purposes of this Section 8.2.2 to prevent an unintended double materiality standard.

8.2.3    Document Deliveries and Closing Agreements.  Buyer shall have delivered each of the documents and completed each of the actions in the manner specified in Section 3.5 and the Closing Agreements shall have been agreed upon by the Parties.

8.2.4    No Proceedings.  Since the Effective Date, there must not have been commenced or Threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

8.2.5     No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions shall, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Sellers to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed or Threatened by or before any Governmental Body, except to the extent that any such Legal Requirement or Order was in existence, and was known by the Sellers, as of the Effective Date.

ARTICLE 9
TERMINATION

9.1          Termination Events.  This Agreement may, by notice given to the other party prior to or at the Closing, be terminated:

9.1.1     by Buyer if a material Breach of any provision of this Agreement has been committed by any Seller and remains uncured after the giving by Buyer to Sellers of not less than seven (7) days' prior written notice, and such Breach has not been waived;

9.1.2     by the Sellers if a material Breach of any provision of this Agreement has been committed by Buyer and remains uncured after the giving by Sellers to Buyer of not less than seven (7) days' prior written notice, and such Breach has not been waived, provided that the notice and cure period for failing to fund on the Closing Date shall be three (3) Business Days;

9.1.3     by Buyer if any of the conditions in Section 8.1 has not been satisfied as of the Outside Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before December 31, 2021 (the "Outside Closing Date");

9.1.4    by the Sellers, if any of the conditions in Section 8.2 has not been satisfied as of the Outside Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with its obligations under this Agreement) and the Sellers have not waived such condition on or before the Outside Closing Date;

9.1.5     by the Sellers, if the Closing Agreements are not in final form agreed to by the Parties prior to the expiration of the Inspection Period; or

9.1.6     by mutual consent of Buyer and the Sellers.

9.2         Effect of Termination.  In the event of the termination of this Agreement in accordance with this ARTICLE 9, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

9.2.1     as set forth in this ARTICLE 9, Section 7.4 and ARTICLE 11 hereof; and

9.2.2     that nothing herein shall relieve any party hereto from liability for any willful or intentional breach of any provision hereof.

9.3       Remedies.  If this Agreement is terminated pursuant to Section 9.1 as a result of a material Breach of a Seller’s obligation to close pursuant to this this Agreement, then Buyer may, as its sole and exclusive remedy, either (i) terminate this Agreement and received an immediate return of the Deposit, or (ii) seek specific performance, provided such lawsuit shall be filed within ninety (90) days following termination or Buyer shall waive all rights to specific performance. In such event Buyer shall not be required to post a bond to obtain the remedy of specific performance except as provided elsewhere in this Agreement unless Texas law or the court in which the action for specific performance is pending requires the posting of a bond in order to obtain the remedy of specific performance. If this Agreement is terminated pursuant to Section 9.1 as a result of a material Breach of this Agreement by Buyer, then Seller shall, as its sole and exclusive remedy, terminate this Agreement and retain the Deposit as liquidated damages; notwithstanding the foregoing, the Parties acknowledge and agree that if Sellers terminate this Agreement pursuant to Section 9.1.5, the Deposit shall be returned to Buyer.

Sellers and Buyer agree that neither party shall in any event be liable for any indirect, special, incidental, consequential, or punitive damages resulting or arising from or relating to any breach of this Agreement.

ARTICLE 10
INDEMNIFICATION

10.1     Survival.  The representations and warranties in Sections 4.1, 4.2, 4.3, 4.21, 5.1, 5.2 and 5.4 (Sections 4.1, 4.2, 4.3 and 4.21 individually are a "Seller Fundamental Representation", and collectively are the "Seller Fundamental Representations") of this Agreement shall survive until the close of business on the fourth (4th) anniversary of the Closing Date, and all other representations and warranties contained herein shall survive until the close of business on the first (1st) anniversary of the Closing Date. The covenants and agreements contained in this Agreement and any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and remain in full force and effect in accordance with its terms (the "Post‑Closing Covenants"), other than the covenants of the Parties in ARTICLE 6 which shall not survive the Closing, except for the covenants in Sections 6.10, which shall survive for the time periods set forth therein, or if no time period is specified, then for a period of three (3) years.

10.2      Indemnification and Payment of Damages by Sellers.  The Sellers and Interest Holders shall jointly and severally indemnify and hold harmless Buyer and its Representatives, controlling persons and affiliates (collectively, the "Buyer Indemnified Persons") for, and shall pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third‑party claim (collectively, "Damages"), arising from or in connection with:

10.2.1   any Breach of any representation or warranty made by any Seller in this Agreement, or in any certificate or document delivered by any Seller pursuant to this Agreement, without giving effect to any materiality, dollar or other threshold in determining the dollar amount of any Damages (and not when determining whether a representation is inaccurate or has been breached);

10.2.2   any Breach by any Seller of any covenant or obligation in this Agreement or in any Seller Closing Document;

10.2.3   any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with a Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

10.2.4   any taxes imposed upon a Seller (other than taxes to be prorated pursuant to Section 3.3 above);

10.2.5   any Retained Liabilities; or

10.2.6    any Excluded Assets.

10.3       Indemnification and Payment of Damages by Buyer.  Buyer shall indemnify and hold harmless the Sellers and their Representatives, controlling persons and affiliates (collectively, the "Seller Indemnified Persons"), and shall pay to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

10.3.1   any Breach of any representation or warranty made by Buyer in this Agreement, or in any certificate or document delivered by Buyer pursuant to this Agreement, without giving effect to any materiality, dollar or other threshold;

10.3.2   any Breach by Buyer of any covenant or obligation of Buyer in this Agreement or in any Buyer Closing Document;

10.3.3   any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

10.3.4   any liabilities relating to the Performance Obligations under Section 7.7 above; or

10.3.5   any Assumed Liability.

10.4        Limitations on Indemnification.  Notwithstanding anything to the contrary herein:

10.4.1  The maximum amount payable by the Sellers for Damages pursuant to Section 10.2 above shall not in the aggregate exceed an amount equal to Twenty-Five Million Dollars ($25,000,000) (the "Sellers Cap"); provided however, the Sellers Cap shall not apply to any claims arising under Section 4.8.1 in the event the applicable Seller does not have a valid claim on an owners title insurance policy (or does not have an owners policy) covering applicable Real Property that is assumed by Newco, Sections 10.2.2 as it relates to a Post‑Closing Covenant, Sections 10.2.3, 10.2.4, or 10.2.6 or relating to Fraud (as defined in Section 10.8 below).

10.4.2  No amount shall be payable pursuant to Section 10.2.1 (i.e., any Breach of the Sellers' representations and warranties other than a Breach of any representation or warranty in Section 4.8) unless and until the aggregate amount of Damages indemnifiable thereunder exceeds an amount equal to SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000.00) (the "Deductible"), in which event Sellers shall be liable for the amount in excess of the Deductible.

10.4.3  The maximum amount payable by the Buyer for Damages pursuant to Section 10.3 above shall not in the aggregate exceed an amount equal to One Million Dollars ($1,000,000) (the "Buyers Cap"); provided however, the Buyers Cap shall not apply to any claims arising under Sections 10.3.3, Sections 10.3.4 or 10.3.5 or relating to Fraud.

10.5        Procedure for Indemnification.

10.5.1  Notice of Third Party Claim.  Promptly after receipt by an indemnified party under Sections 10.2 or 10.3 of notice of the commencement of any Proceeding against it by a third party, such indemnified party shall, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under such Section, except to the extent that the indemnifying party demonstrates that the defense of such Proceeding has been materially prejudiced by such failure.

10.5.2  Defense by Indemnifying Party.  If any Proceeding referred to in Section 10.5.1 is brought against an indemnified party, and such indemnified party gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that the indemnifying party wishes, assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of a Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this ARTICLE 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. No Third Party Claim may be settled or compromised (A) by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed or (B) by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party may settle any Third Party Claim without the consent of the Indemnified Party if such settlement contains an unconditional release by the Third Party of all liability (including any restriction on the Indemnified Party's business, operations or assets) of the Indemnified Party with respect to such Third Party Claim and the Indemnifying Party has agreed in writing that such Third Party Claim is the subject of indemnity under ARTICLE 10.

10.5.3   Defense by Indemnified Party.  Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

10.5.4   Direct Claims.  If any indemnified party should have a claim under Sections 10.2 or 10.3 against any indemnifying party that does not involve a third party claim, the indemnified party shall give notice with reasonable promptness to the indemnifying party, but in no event later than sixty (60) days after becoming aware of such claim; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under such Section, except to the extent that the indemnifying party demonstrates that the defense of such Proceeding has been materially prejudiced by such failure. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in the notice or fails to notify the indemnified party within ten (10) Business Days that the indemnifying party disputes the claim, the Damages arising from the claim specified in the notice shall be conclusively deemed a liability of the indemnifying party, and the indemnifying party shall pay the amount of such Damages to the indemnified party on demand following the final determination thereof. If the indemnifying party has timely disputed its liability with respect to such claim, the indemnifying party and indemnified party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved within sixty (60) days, such dispute shall be subject to resolution in accordance with Section 11.111.

10.5.5   Indemnity Escrow Fund.

(A)     Except for claims pursuant to Section 10.2.5 related to Warranty Claims, any Damages payable to a Buyer Indemnified Persons pursuant to this Article 10 shall be satisfied: (i) from the Indemnity Escrow Fund; and (ii) to the extent the amount of Damages exceeds the amounts available in the Indemnity Escrow Fund, from Sellers, all in accordance with the Indemnity Escrow Agreement.

(B)     Pursuant to the Indemnity Escrow Agreement, on the first business day following the one (1) year anniversary of the Closing, the Title Company shall, following written notice delivered by Sellers to the Title Company and Buyer, release to the Sellers from the Indemnity Escrow Fund any remaining amounts of the Indemnity Escrow Fund then held by the

Title Company (minus the amount of pending indemnification claims by a Buyer Indemnified Person; provided that in the event that any amount is withheld by the Title Company due to any pending claim, the portion of such amount that is not applied to a pending claim shall be released to Sellers as soon as practicable following resolution of such claim).

10.5.6   Warranty Reserve Escrow Fund.

(A)     Any Damages payable to a Buyer Indemnified Persons pursuant Section 10.2.5 related to Warranty Claims shall be satisfied: (i) from the Warranty Reserve Escrow Fund; and (ii) to the extent the amount of Damages exceeds the Warranty Reserve Escrow Fund, from Sellers, all in accordance with the Warranty Service Agreement.

(B)     As provided in the Warranty Services Agreement and pursuant to the Warranty Reserve Escrow Agreement, the Title Company shall, on the date 18 months following the Closing Date, pay to Sellers any remaining amounts of the Warranty Reserve Escrow Fund held by Buyer (minus the amount of pending warranty claims; provided that in the event that any amount is withheld due to any pending claim, the portion of such amount that is not applied to a pending claim shall be released to Sellers as soon as practicable following resolution of such claim).

10.6      Consequential Damage Exclusion.  NONE OF THE PARTIES OR ANY OF THEIR AFFILIATES SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS, DAMAGES BASED ON A MULTIPLE OF EARNINGS OR OTHERWISE, DAMAGES FOR DIMINUTION IN VALUE OR OTHER BUSINESS INTERRUPTION DAMAGES, PROVIDED, HOWEVER, THAT THIS SECTION 10.6 SHALL NOT APPLY TO EXCLUDE OR LIMIT ANY OBLIGATION OF ANY PARTY TO INDEMNIFY ANY OTHER PERSON FOR DAMAGES PAYABLE TO THIRD PARTIES IN CONNECTION WITH THIRD PARTY CLAIMS.

10.7       Reduction for Third-Party Proceeds.  The amount which an indemnifying party is required to pay to, for, or on behalf of an indemnified party pursuant to this ARTICLE 10 shall be reduced (including retroactively) by any proceeds recovered by or on behalf of the indemnified party from a third party for the related Damages, including insurance proceeds. If the indemnified party shall have received, or if the indemnifying party shall have paid on its behalf, an indemnity payment in respect of any Damages and shall subsequently receive, directly or indirectly, insurance proceeds or other third party proceeds (which duplicate in whole or in part, such indemnity payment) in respect of such Damages, then the indemnified party shall promptly pay to the indemnifying party the amount of such insurance or other third party proceeds to the extent of such duplication, or, if less, the amount of such indemnity payment. Each Party shall act in good faith and make Reasonable Efforts to mitigate any Damages it may suffer, including, without limitation, diligently seeking recovery from third parties, including by filing and pursuing all applicable insurance claims, with respect to such Damages under any contractual rights and other remedies. The Parties acknowledge that the foregoing shall not affect the subrogation rights of any insurance companies making payments hereunder.

10.8       Exclusive Remedy.  Except for remedies that cannot be waived as a matter of Legal Requirement and absent Fraud, if Closing occurs, the indemnities set forth in this Agreement shall be the exclusive remedy for breach of any representation, warranty or covenant set forth in this Agreement; provided, however, nothing in this Section 10.8 shall be deemed to affect any Person's right to equitable relief (including specific performance in a court of law) for breach of a covenant set forth in this Agreement. Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of Buyer, after Closing, to rescind this Agreement or any of the transactions contemplated hereby. For purposes of this

Agreement, the term "Fraud" shall mean intentional deceit involving a material fact and, for the avoidance of doubt, does not include negligent misrepresentation or omission.

ARTICLE 11
MISCELLANEOUS PROVISIONS

11.1       Notices.  Notices. All notices and other communications in connection with this Agreement shall be in writing and deemed to have been received on the day of delivery if delivered by hand, overnight express or electronic mail (provided, that, in the event any notice or other communication is delivered by electronic mail, such delivery shall be followed by delivery of a hard copy via overnight express mail), or two Business Days after the date of posting if mailed by registered or certified mail, postage prepaid, addressed to each party at its address set forth below (or to such other address to which such party has notified each other party in accordance with this Section 11.1 to send such notices or communications).

If to Buyer:

Dream Finders Holdings LLC
14701 Philips Highway, Suite 300
Jacksonville, Florida 32256
Attn: Patrick Zalupski, President and Chief Executive Officer
patrick.zalupski@dreamfindershomes.com

and a copy to:

Dream Finders Homes LLC
14701 Philips Highway, Suite 300
Jacksonville, Florida 32256
Attn: Robert Riva, Esq., General Counsel and Vice President
robert.riva@dreamfindershomes.com

If to Sellers:

MHI Partnership, Ltd.
7676 Woodway, #104
Houston, Texas 77063
Attention: Frank McGuyer
Facsimile: 713-952-7351
Email: fmcguyer@mhinc.com

 and a copy to:

Foley & Lardner LLP
1000 Louisiana, Suite 2000
Houston, Texas 77002
Attention: Robert W. Bramlette
Facsimile: 713-276-5555
Email: rbramlette@foley.com

11.2      Bulk Sales Laws.  The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any liabilities arising out of the failure of any Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction will be treated as Retained Liabilities.

11.3       Further Assurances.  The Parties agree (a) to furnish such further information, (b) to execute and deliver such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent and purposes of this Agreement.

11.4       Waivers.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law:  (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties;  (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and  (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.5      Entire Agreement; Amendments.  This Agreement, including the Schedules and Exhibits hereto, and together with any related agreements and documents referred to in this Agreement, constitutes the entire understanding and agreement of the Parties hereto with respect to the subject matter of this Agreement, and supersede all prior covenants, agreements, understandings and representations (including the LOI). This Agreement may not be amended or modified except by a written agreement executed by each of the Parties hereto.

11.6       Schedules and Exhibits.  To the extent applicable, if any matter set forth in one section of the Schedules relating to ARTICLE 4 and those in any supplement thereto, based solely on the substance of the disclosure itself, is patently clear that it would also be applicable to another section of the Schedules of the Sellers or to modify another representation or warranty on its face, such matter shall be deemed to be set forth in each other section of the Schedules and modify the representation and warranty to which it is applicable. Nothing in the Schedules of the Sellers constitutes an admission of any liability or obligation of Sellers to any third party or an admission of any liability to any third party against the interests of the Sellers. The fact that any item of information or references to dollar amounts is contained in the Schedules shall not be construed to mean that such information is (a) required to be disclosed by this Agreement or (b) a basis or standard for interpreting the terms "materiality," "materially," "material" or "material adverse effect" as used in this Agreement. If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control. All of the Exhibits and Schedules attached to this Agreement are incorporated into and are a part of this Agreement. Capitalized terms used but not defined in the Exhibits or Schedules attached to this Agreement shall have the meanings ascribed to such terms in the Agreement.  To the extent any informational Schedule is not attached to this Agreement as of the Effective Date, Seller shall cause the Agreement to be amended no later than thirty-five (35) days after the Effective Date to include any remaining Schedules not then-attached.

11.7       Assignments, Successors and No Third Party Rights.  Neither Party may assign any of its rights under this Agreement without the prior consent of the other Parties, except that Buyer may assign any of its rights under this Agreement to any of its subsidiaries or affiliates for which it is the controlling owner including, without limitation, Newco; provided however, no such assignment shall relieve Buyer of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

11.8       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

11.9       Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but if any provision of this Agreement is invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement so long as such invalidity or prohibition does not deny either party of any material consideration to be received by it under this Agreement.

11.10     Publicity.  The Sellers and Buyer shall coordinate all publicity relating to the Contemplated Transactions, and no Party shall issue any press release, publicity statement or other public notice (including on or through any Internet-based channel or means) relating to this Agreement or the Contemplated Transactions without the prior written approval of the other Party (which shall not be unreasonably withheld, conditioned or delayed), except to the extent that a particular disclosure is required by applicable law (in which event the party that seeks to make such disclosure shall, prior to making such disclosure, promptly advise and consult with the other party concerning the information proposed to be disclosed), provided, the parties acknowledge and agree that Buyer has disclosed to Seller that Buyer shall be required to disclose this Agreement in the event this Agreement becomes a material definitive agreement pursuant to applicable securities laws.  The foregoing shall not limit Sellers' and Buyer's ability to pursue any and all Governmental Authorizations that may be contemplated by this Agreement or that may be necessary in connection with the Contemplated Transactions. The provisions of this Section shall survive the Closing or any earlier termination of this Agreement. Any public announcement, including any disclosure required for compliance with SEC requirements, prior to the end of the delivery of a Notice to Proceed from Buyer, shall be subject to joint prior reasonable approval, it being acknowledge by Buyer that the confidentiality of this transaction is critical to Sellers pending final commitment from Buyer, provided, further, that nothing in this Section 11.10 shall require Buyer to violate or fall out of compliance with any applicable rule or regulations.

11.11      Dispute Resolution.  In the event of any controversy or claim arising from or in any manner relating to this Agreement or the documents executed and delivered pursuant hereto, the disputing parties will first endeavor, in good faith, to resolve the dispute through informal negotiation.

11.11.1      If the disputing parties are unable to resolve such dispute within a 30 day period (or within such extended period of time as the disputing parties shall agree upon in writing), the disputing parties will then submit the matters to mediation administered by the American Arbitration Association ("AAA") in Houston, Texas before a mediator appointed by the AAA.

11.11.2      If the matter is not resolved through mediation within in fifteen (15) days it will be referred to arbitration at the request of either Party in accordance with the following terms:

(A)          The arbitration will be conducted by three (3) neutral arbitrators agreed upon by the Parties, or if agreement cannot be reached, a panel of three arbitrators in the city of Houston, Texas in accordance with the AAA Commercial Arbitration Rules (the "Rules")

effective as of the commencement of the arbitration except as such Rules may be modified as provided herein. Unless the Rules mandate otherwise, all arbitrators shall be attorneys at law, currently licensed to practice law in any state of the United States with a minimum of 15 years professional experience in litigation/arbitration of commercial disputes that are the subject of such arbitration.

(B)         The arbitrators shall permit such discovery of documents as they shall determine is appropriate in the circumstances, taking into account the needs of the disputing parties and the desirability of making discovery expeditious and cost-effective. The arbitrators shall also permit the exchange of lists of exhibits and witnesses in advance of the hearing. The arbitrators shall not award any remedy or relief that includes consequential or punitive damages.

(C)        The decision of the arbitrators shall be final, and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof.  The arbitrators shall have no power to waive, alter, amend, revoke or suspend any of the provisions of this Agreement, provided, however, that the arbitrator shall have the power to decide all questions with respect to the interpretation and validity of this Section 11.111.

11.11.3     Subject to and not in any way limiting this Section 11.111, each Party hereto irrevocably consents and submits to the jurisdiction in any action brought in connection with this Agreement in the United States District Court for the Southern District of Texas, Houston Division, including, but not limited to, any action to enforce an award rendered pursuant to this Section 11.111.

11.11.4      All fees and costs of any mediation or arbitration will be assessed and paid, in the absence of the disputing parties' agreement to the contrary, equally by all disputing parties.

11.11.5      Except to the extent required by law or court or administrative order, no party, mediator, arbitrator, representative, counsel or witness shall disclose or confirm to any Person not present at the negotiation, mediation or arbitration any information about the negotiation, mediation or arbitration proceeding or hearings, including the names of the parties and the mediators or arbitrators, the nature and amount of the claims, the financial condition of any party, the expected date of the hearing or the award made.

11.11.6      The failure of either party to timely pay all advance fees or charges of AAA or the arbitrators will constitute a waiver of arbitration and permit the other party to either proceed with arbitration or take the dispute to a court of law.

11.12     Governing Law; Consent to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS-OF-LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. Each of the Parties hereto hereby irrevocably submits to the exclusive jurisdiction of the state courts located in Harris County, Texas and the federal courts located in the Southern District of Texas, Houston Division, in any Proceeding arising out of or relating to this Agreement.

11.13      Fees and Expenses.  Except as otherwise provided in this Agreement, each Party will pay its own costs and expenses.

11.14      Attorneys' Fees.  If any Party brings any action or suit against another Party by reason of any breach of or default under this Agreement by such other party, the prevailing Party shall be entitled to recover from the other Party all costs and expenses, including its attorneys' fees and costs, in addition to any other relief to which it may be entitled.

11.15     Allocations for Tax Purposes.  The Parties shall use the final Purchase Price allocations determined in accordance with Schedule 2.7 for purposes of any required tax returns or other filings made with the IRS.

11.16      Joint and Several Liability for Sellers and Interest Holders.  The liability and obligations of Sellers and Interest Holders hereunder are joint and several.

11.17      Performance on Business Days. If any event or the expiration of any period provided for herein is scheduled to occur or expire on a day that is not a Business Day, such event shall occur or such period shall expire on the next succeeding day that is a Business Day.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Purchase and Sale Agreement as of the date first written above.

BUYER:	DREAM FINDERS HOLDINGS LLC,
a Florida limited liability company

	By:	/s/ Patrick O. Zalupski
Name:	Patrick O. Zalupski
Title:	President and CEO

INTEREST HOLDERS:	/s/ Frank B. McGuyer
Frank B. Mcguyer, an individual

McGuyer Interests, Ltd.,
a Texas limited partnership

	By:	/s/ Frank B. McGuyer
Name:	Frank B. McGuyer
Title:	Managing General Partner

SELLERS:	MHI Partnership, Ltd.,
a Texas limited partnership

	By:	/s/ Frank B. McGuyer
Name:	Frank B. McGuyer
Title:	Founder and Executive Chairman

MHI Models, Ltd., a Texas limited partnership

By:	/s/ Frank B. McGuyer
Name:	Frank B. McGuyer
Title:	CEO and Chairman

Mcguyer Homebuilders, Inc.
a Texas corporation

By:	/s/ Frank B. McGuyer
Name:	Frank B. McGuyer
Title:	Founder and Executive Chairman

FMR IP, LLC
a Texas limited liability company

Signature Page: 1

FMR IP, LLC

By:	/s/ Frank B. McGuyer
Name:	Frank B. McGuyer
Title:	CEO

HOMECO PURCHASING COMPANY, Ltd.,
a Texas limited partnership

By:	/s/ Frank B. McGuyer
Name:	Frank B. McGuyer
Title:	Founder and Executive Chairman

2019 Sonoma, LLC
a Texas limited liability company

By:	/s/ Frank B. McGuyer
Name:	Frank B. McGuyer
Title:	CEO

Signature Page: 2

Exhibits

Exhibit A – Sellers
Exhibit BI – Definitions
Exhibit BII – Other Defined Terms
Exhibit BIII – Rules of Construction
Exhibit C – Deeds
Exhibit D – Bill of Sale
Exhibit E – Non-Foreign Affidavits
Exhibit F – Form of Sale Assignment
Exhibit G – Form of Assignment and Assumption Agreement
Exhibit H – Form of Owner’s Affidavit
Exhibit I – Form of Employment Agreement
Exhibit J – Form of Warranty Services Agreement
Exhibit K – Form of Assignment and Assumption Agreement for Acquisition Contracts
Exhibit L – Non-Competition Agreement
Exhibit M – Form of Land Purchase Option Agreement
Exhibit N – Subsequent Closing Escrow Agreement
Exhibit O – Form of Shared Services Agreement
Exhibit P – Indemnity Escrow Agreement
Exhibit Q – Warranty Reserve Escrow Agreement

A-1

EXHIBIT A

List of Sellers

Each of the following Persons is a "Seller" under the attached PURCHASE AND SALE AGREEMENT dated as of June 17, 2021:

Sellers: The Sellers, which own the assets identified in Sections 2.1.1 through 2.1.16, consist of:

MHI PARTNERSHIP, LTD., a Texas limited partnership ("MHI Partnership")

MHI MODELS, LTD., a Texas limited partnership ("MHI Models")

MCGUYER HOMEBUILDERS, INC., a Texas corporation ("McGuyer Homebuilders")

FMR IP, LLC, a Texas limited liability company ("FMR")

HOMECO PURCHASING COMPANY, LTD., a Texas limited partnership ("Homeco")

2019 SONOMA, LLC, a Texas limited liability company ("Sonoma")

A-2

EXHIBIT B

DEFINITIONS AND RULES OF CONSTRUCTION

I.             DEFINITIONS

As used in this Exhibit and the Agreement to which this Exhibit is attached, the following terms have the meanings indicated below:

"Access" with respect to any document(s) means Sellers have delivered such document to Buyer, caused such document to be delivered to Buyer, or has made such document(s) to be readily available to Buyer either in one location on the Data Room in a reasonably organized manner or at the office of the applicable Seller where such document(s) are regularly maintained as requested by Buyer or available in the Data Room.

"Affiliate" means as to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person. For the purposes of this Agreement, a Person shall be deemed to "control" another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management, policies or decision making of such other Person, whether through the ownership of voting securities, by contract, or otherwise.

"Assumed Warranty Claims" means those Warranty Claims that will be assumed by Buyer as more particularly set forth in the Warranty Services Agreement.

"Audited Financial Statements" means the audited consolidated income statement, balance sheet, statement of cash flow, statement of members' equity and appropriate footnotes all prepared in accordance with GAAP of MHI Partnership, Ltd., Homeco Purchasing Company, Ltd., and 2019 Sonoma, LLC as of December 31, 2020, along with an unqualified opinion thereon issued by Pannell, Kerr, Forster of Texas, P.C.

"BOYL Contracts" means the "Build On Your Own Lot" home contracts of MHI Partnership.

"Breach" means, with respect to any representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement, any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

"Business Day" means any day other than a Saturday, Sunday, any day when the Federal Reserve Bank of Dallas, Texas, is closed or a day which is a legal holiday in the State of Texas.

"Confidentiality Agreement" means that certain Letter Agreement dated September 29, 2020, between Buyer and Sellers.

"Consent" means any approval, consent, ratification, and waiver, agreement to permit reliance or other authorization (including any Governmental Authorization).

"Contemplated Transactions" means all of the transactions contemplated by this Agreement, including (a) the sale of the Purchased Assets by the Sellers to Buyer; (b) the assumption by Buyer of the Assumed Liabilities; (c) the execution, delivery and performance of the Seller Closing Documents and the

Buyer Closing Documents; and (d) the performance by Buyer and the Sellers of their respective covenants and obligations under this Agreement.

"Contract" means any agreement, contract, option, obligation, promise, arrangement, understanding or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Cost of Goods Sold" means (a) with respect to construction on clients' lots all direct material and labor costs and those costs related to acquisition and construction and are charged to work in progress (inventory); or (b) with respect to construction on the Newco's lots, all direct material and labor costs and those costs related to acquisition and construction, including interest on construction loans which are charged as work in progress (inventory), all as calculated in accordance with GAAP.

"COVID-19" means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

"COVID-19 Measures" means any Seller's compliance with any quarantine, "shelter in place," "stay at home," work force reduction, social distancing, shut down, closure, sequester, safety or similar Legal Requirement, policies, guidelines or recommendations promulgated by any governmental entity or the Centers for Disease Control and Prevention, in each case, in connection with, related to, or in response to COVID-19.

"Data Room" means the DealRoom site with url: https://project-marble.dealroom.net/#/documents/folder/317452 and all of the files and subfiles found therein, as such files and subfiles may be updated and uploaded from time to time.

"Earn Out" means an annual amount to be paid to MHI Partnership by the Buyer calculated pursuant to Section 2.8 of this Agreement for each of the following periods: (1) the period beginning on the Closing Date through December 31, 2021, (2) calendar year 2022, (3) calendar year 2023, (4) calendar year 2024, and  (5) the period beginning January 1, 2025 through the date which is forty-eight (48) months from the Closing Date, inclusive, subject to certain adjustments as set forth in the Agreement for each respective year of the calculation, each being individually referred to hereinafter as "Earn Out Year" and collectively as the "Earn Out Years". Without limiting the generality of the foregoing, other than Newco, no Pre-Tax Income of Buyer or its affiliates and subsidiaries shall be included for purposes of the Earn Out calculation after Closing.

"Earn Out Hurdle" means mean seventy-five percent (75%) of the applicable Minimum Budget Pre-Tax Income Threshold.

"Earn Out Payment" means any one of the five (5) payments made by Buyer to Seller as part of the Purchase Price in payment of the Earn Out and more fully described in this Agreement.

"Easements" means all easements, hereditaments, rights, privileges and appurtenances on, in favor of, or benefiting any part of, the Land, including all of each Seller's right, title and interest in and to all streets, water rights of any kind or nature, water courses or water bodies adjacent to, abutting or serving the Land or any part thereof.

"Employee Plan" means each "employee benefit plan" as defined by Section 3(3) of ERISA and each other material bonus, incentive-compensation, deferred-compensation, profit-sharing, option, appreciation-right, employee stock purchase, severance, change-in-control, salary-continuation, retirement, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other material employee compensation or benefit plan, agreement, policy or Contract (whether qualified or nonqualified, currently effective or terminated, written or unwritten) that (i) is maintained or contributed to by any Seller or with respect to which any Seller has any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current manager, officer, employee or service provider of any Seller.

"Encumbrance" means any deed of trust lien, mortgage, security interest or pledge.

"Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supplies, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

"Environmental Law" means any Legal Requirement that provides for or relates to: (i) pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. Without limiting the generality of the foregoing, the term "Environmental Law" includes the following statutes and the regulations promulgated thereunder: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq.); (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.); (c) the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.); (d) the Toxic Substances Control Act (15 U.S.C. § 2061 et seq.); (e) the Clean Water Act (33 U.S.C. § 1251 et seq.); (f) the Clean Air Act and Amendments (42 U.S.C. § 7401 et seq.); (g) the Safe Drinking Water Act (21 U.S.C. § 349); 42 U.S.C. § 201 and § 300 et seq.); (h) the National Environmental Policy Act of 1969 (42 U.S.C. § 4321); (i) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (j) Title III of the Superfund Amendment and Reauthorization Act (42 U.S.C. § 11,001 et seq.).

"Environmental Liabilities" means any costs, damages, expenses, liabilities, obligations or other responsibilities arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to (a) any environmental matters or conditions (including on‑site or off‑site contamination); (b) fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions (collectively, "Cleanup"), required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource or property damages or damages to persons or animals; or (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

"Executive Team" means the current executive team as of the Effective Date consisting of Gary R. Tesch, David Bruning, William D. McKinnie, IV and Keith Faseler.

"Finished Lot" means a Lot on which a building permit for a residential unit can be obtained upon the payment of the ordinary building permit fee (to the extent applicable), so that Buyer shall be able to commence construction of its contemplated residential unit.

A "Finished Lot" shall constitute a lot in which the following items have been substantially accomplished and completed:

(1)          County has preliminarily accepted the streets in the subdivision adjacent to the lots, subject to any punch list items provided to seller by county.
(2)         Sanitary sewer and water mains have been installed and water and sewer service lines have been stubbed out at the boundary line of each of the Lots and are available for connection by purchaser.
(3)         Rough grading of the lots has been completed per seller’s grading plan to be delivered to purchaser during the inspection period and attached to the completion notice (the "Grading Plan"),
(4)         Seller shall set iron pins at all lot corners upon completion of all electric and gas franchise utilities.  Seller shall pin lot corners on an "as needed" basis for any models or spec homes prior to completion of such franchise utilities if requested by purchaser.
(5)         For lots that have been filled, seller has delivered to purchaser a letter from an engineer that certifies the compliance of such lots with HUD Data Sheet 79-G or its successor and that includes a complete set of the final compaction reports for such lots.
(6)         Buyer has been furnished evidence from a registered professional engineer that none of the building pads of any of the Lots are located within the 100 year flood plain.

"Governing Documents" means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; and (f) any amendment or supplement to any of the foregoing.

"Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" means any" (a) nation, state, county, city, town, village, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi‑governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, extraction, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Real Property or any part thereof into the Environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Real Property, or that may adversely affect the value of the Real Property.

"Hazardous Materials" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all precursors or derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials, or any other item that is dangerous or harmful to the health of humans or wildlife.

"Improvements" mean all on‑site and off‑site improvements, including completed residential units, incomplete residential units (including Work-in-Process Units), other work‑in‑process, model homes, grading and soils compaction, landscaping and such other similar improvements, whether relating to horizontal or vertical construction, located on or connected with any residential units.

"Indebtedness" means all obligations for borrowed money and accounts payable, however evidenced, including purchase money and seller financing and principal and interest.

"Intellectual Property Rights" means (a) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (b) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (c) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (d)copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world (including copyrights in any "architectural work" as such term is defined in 17 U.S.C. Section 101), including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (e) computer software, (including source code, object code, firmware, operating systems and specifications), (f) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (g) databases and data collections, (h) any other similar type of proprietary intellectual property right, (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (j) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

"Interest Expense" means the expense incurred during the period of construction and is included in work in progress (inventory).

"IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and any regulations issued by the IRS pursuant to the IRC or any successor law.

"IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge" means, whether capitalized or not, the actual or conscious knowledge, without investigation, of the individuals listed for such Party on Schedule B1.

"Legal Requirement" means any federal, state, local, county, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

"Lots" means the platted residential lots within the Real Property, including the lots generally described on Schedule 2.1.2.

"Material Adverse Change" means any change, or any development involving a prospective change, that will or that would reasonably be expected to, (a) with respect to the Purchased Assets, result in a material adverse effect on the value of the Purchased Assets, the Business and the operation thereof, taken as a whole and (b) with respect to a Seller, result in a material adverse effect on the ability of that Seller to consummate the Contemplated Transactions. "Material Adverse Change" includes, solely for the purpose of determining if the condition set forth in Section 8.1.8 is satisfied, any supplement or update to a Schedule hereto which is provided to Buyer after the Feasibility Period if Buyer reasonably objects to such supplement or update by notice to Sellers on the basis that such supplement reflects a Material Adverse Change. "Material Adverse Change" shall not be deemed to include any event occurrence, fact, condition or change, directly or indirectly, resulting from general economic, regulatory or political conditions, changes in foreign currency exchange rates, seasonal changes in the Business or circumstances that affect the home developing and building industry in general (i.e., not just the Business), any matter of which Buyer has Knowledge on the Effective Date, any changes in applicable laws or accounting rules, any natural or man-made disaster or acts of God or epidemic, pandemic or similar health outbreak (including but not limited to COVID-19 or the effects of COVID-19) or any escalation or worsening thereof whether or not occurring or commencing before or after the date of this Agreement, and any actions taken in response to any of the foregoing, any action required to be taken under any Law (including any COVID-19 Measures) or order by which the Sellers are bound or the announcement or pendency of the transactions provided for in this Agreement.

"Minimum Budget Pre-Tax Income Threshold"  means the Newco's Pre-Tax Income of at least the following amounts for the respective Earn Out Years: Earn Out Year 2021 (Closing Date to 12/31/2021 - $TBD;1 Earn Out Year 2022 - $88,000,000; Earn Out Year 2023 – $97,000,000; Earn Out Year 2024 - $106,000,000; and Earn Out Year 2025 - $TBD (January 1, 2025 to the end of the 48th month from Closing Date) as may be adjusted pursuant to Section 2.8.1 herein.

"Newco" means one (1) or more entities wholly owned by Buyer which will take title to the Purchased Assets and carry our operations in accordance with Section 2.8.5.

"Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Operating Expenses" means the sum of general and administrative expenses, supervision and field expenses, and sales and marketing expenses as used in the Buyer's certified public accountants review report, all as calculated in accordance with GAAP.

"Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

1 Will be calculated depending on Closing since partial year.

"Performance Obligations" means all letters of credit, payment and performance bonds, surety agreements, guarantees, indemnities and other similar undertakings given by any Seller and any Affiliates of Sellers in connection with the Purchased Assets.

"Permitted Encumbrances" means: (a) Encumbrances securing general real property taxes which are not yet delinquent; (b) Taxes imposed with respect to the Purchased Assets which are not yet due and payable as of the Closing Date or which are being contested by appropriate Proceedings; (c) liens held by lenders and second lien deeds of trust in connection with lot acquisitions to the extent they are denoted as Assumed Liabilities; (d) matters disclosed in the Survey, plats, or Sellers Existing Title Policies; (e) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen or other similar liens incurred in the ordinary course of business consistent with past practices for sums not yet due; (f) liens incurred or deposits made in the ordinary course of business consistent with past practices in connection with workers' compensation, unemployment insurance and other types of social security, (g) rights of other parties to the Assumed Contracts, (h) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary course of business of Sellers; (i) Encumbrances securing Assumed Liabilities; (j) Encumbrances to be discharged at Closing; (k) liens secured by the Subsequent Parcels. However, "Permitted Encumbrances" exclude liens encumbrances, charges, mortgages or security interests which shall be released and discharged at or prior to the Closing.

"Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

"Pre-Tax Income" means Revenue plus other income less, with respect to Newco, (i) Cost of Goods Sold (ii) Operating Expenses, (iii) Interest Expense, and (iv) overhead expenses of Buyer (subject to the limitations on such expenses set forth in Section 2.8 of this Agreement) less an amount equal to the total of all (x) rebates, (y) purchase discounts savings received by Newco, and (z) any other expenses under GAAP, but excluding any other charges that would result in double counting expenses will also be deducted from Revenue.

"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, private judge, mediator or arbitrator.

"Reasonable Efforts" means efforts that are reasonably within the contemplation of the Parties as of the Effective Date and that do not require the performing Party which is acting in good faith to take any extraordinary action (including to commence a Proceeding, other than filing a claim with an insurer to collect on title or other insurance policy or as contemplated by the Warranty Services Agreement) or expend any funds or assume any liabilities other than expenditures and liabilities that are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing party to diligently pursue and timely satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated hereby, or to perform its obligations under this Agreement.

"Records" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Related Person" means with respect to a particular individual:  (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) any Person in which such specified Person holds a Material Interest; and (d) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d‑3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

"Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional, including through or in connection with stormwater runoff.

"Representative" means, with respect to a particular Person, any director, officer, general partner, manager, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

"Revenue" means the revenue of Newco related to homebuilding activities on lots owned by clients using the completed-contract method and revenue of Newco related to homebuilding activities on lots owned by Newco using the deposit method.

"Sale Communities" means those certain residential communities identified on Schedule 2.1.2 attached hereto as owned by a Seller of the Real Property in the State of Texas and used in connection with Seller's Business.

"SEC" means the United States Securities and Exchange Commission.

"Seller Board Member" means, with respect to a board of directors or any similar representative or advisory body, any Seller, Related Person of a Seller or Representative of a Seller that has been elected or appointed as a member of such board or body.

"Special District" means any municipal utility district, water control and improvement district, drainage district, public improvement district, emergency services district or other governmental or quasi-governmental entity having jurisdiction over any portion of the Real Property, whether created or operating pursuant to an enabling statute, or under Article XVI, Section 59 of the Texas Constitution, or under Chapters 49 or 54 of the Texas Water Code, or otherwise.

"Tax" means any income, gross receipts, gross margins, license, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, rollback, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge, or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed, or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with any Tax (including, without limitation, the payment, reporting, determination, assessment, or collection thereof) or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threatened" means, with respect to a claim, Proceeding, dispute, action, obligation or other matter or item, that a written demand or written statement has been made or a notice has been given to one of the Designated Officers that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, obligation or other matter or item is likely to be asserted, commenced, taken or otherwise pursued in the future.

"Title Company" means Stewart Title Guaranty Company, 10720 W. Sam Houston Pkwy. N. #200, Houston, Texas 77064, telephone (713) 625-8672, Attn. Mr. Monroe Ashworth, Sr. Vice President; monroe.ashworth@stewart.com; and Mrs. Kelly Ford; kelly.ford@stewart.com.

"True Up" means the computation of the Closing Net Value pursuant to Section 2.6 above and the payment of all amounts required by Section 2.6.3 above.

"Unaudited Financial Statements" means the unaudited consolidated balance sheets and income statements of MHI Partnership, Ltd. as of April 30, 2021, the unaudited balance sheet and income statement of MHI Models, Ltd. as of April 30, 2021, the unaudited balance sheet and income statement of McGuyer Homebuilders, Inc. as of April 30, 2021, the unaudited balance sheet and income statement of FMR IP, LLC. as of April 30, 2021, and the unaudited balance sheet and income statements of MHI Title Company and MHI Mortgage Company as of April 30, 2021.

"Work-in-Process Unit" means a residential unit for which vertical construction has started but the closing of a sale has not occurred, or for which a sales contract(s) has been executed but vertical construction has not yet started.

II.            OTHER DEFINED TERMS

The following terms are defined in the Sections indicated below. Unless otherwise indicated, the Sections refer to Sections of the Agreement.

Term	Section
2021 Tax Proration	§3.3.1
AAA	§11.12.1
Accounting Referee	§2.6.2
Acquisition Contract Assignments	§3.4.11
Acquisition Contracts	§2.1.7
Agreement	Preamble
Antitrust Laws	§7.1
Assignment and Assumption Agreement	§3.4.6
Assumed Contracts	§2.1
Assumed Liabilities	§2.3
Basket	§10.4.2
Bill of Sale	§3.4.3
Bonds	§2.1.12
Books and Records	§2.1.14
Business	Recitals

Buyer	Preamble
Buyer Closing Documents	§5.2
Buyer Indemnified Persons	§10.2
Buyer's Objection Notice	§2.6.1
Buyers Cap	§10.4.3
Claims	§2.1.13
Closing	§3.1
Closing Adjusted Schedules	§2.5.2
Closing Cash Payment	§2.5.3(B)
Closing Date	§3.1
Closing NAV Schedule	§2.5.2
Closing Net Asset Value	§2.5.2
Closing Purchase Price	§2.5.2
Continuing Employees	§7.8.1
Damages	§10.2
Declarant Assignments	§3.4.5, §3.4.2
Deeds	§3.4.1
Director Lot Deeds	§6.9
Effective Date	Preamble
Effective Time	§3.1
Employment Agreements	§3.4.9
Entitlements	§2.1.9
Excluded Assets	§2.2
Final Adjusted Schedules	§2.6
Final NAV Schedule	§2.6
Final Net Asset Value	§2.6.3(A), §2.6
Final Supporting Information	§2.6
Fraud	§10.8
GAAP	§2.5.1(A)(1)
Homeowner Associations	§4.8.9
HSR Act	§7.1
Indemnity Escrow	§2.5.3(A)
Indemnity Escrow Fund	§2.5.3(B)
Interest Holders	Preamble
Land	§2.1.2
Land Purchase Option Agreement	3.8
LOI	Recitals
Marketing IP	§2.1.11
Marketing Property	§2.1.11
McGuyer Interests	Preamble
Model Homes	§2.1.6
NAV Schedule	§2.1.1
Net Asset Value	§2.5.1(A)
Non‑Competition Agreement	§6.6
Non‑Foreign Affidavits	§3.4.4
Offer Notice	§6.12
Offered Property	§6.12
Offered Terms	§6.12
Other Contracts	§2.1.8
Other Property	§2.1.15
Other‑Entities	§7.9

Outside Closing Date	§3.1
Owner	Preamble
Party, Parties	Preamble
Permits	§4.8.5
Plans and Specifications	§2.1.10
Post‑Closing Covenants	§10.1
Premium	§2.5.1(B)
Property	§2.1
Purchase Price	§2.5.1
Purchased Assets	§2.1
Real Property	§2.1.2
Required Consents	§3.4.16
Response Notice	§6.12
Restricted Assets	§7.5.1
Retained Liabilities	§2.4
Right of First Offer Basis	§6.12
Rules	§11.12.2(A)
Sale Contracts	§2.1.4
Sale Deposits	§2.1.4
Seconding Arrangements	§7.5.2
Seller Closing Documents	§4.2
Seller Fundamental Representation(s)	§10.1
Seller Indemnified Parties	§10.3
Seller IP Rights	§4.13
Seller, Sellers	Preamble
Sellers Cap	§10.4.1
Sellers Existing Title Policies	§4.8.1(A)
Shared Services Affiliates	§3.4.21
Shared Services Agreement	§3.4.21
Subcontracts	§2.1.5
Subsequent Closing Escrow	3.8.3
Subsequent Closing Escrow Agreement	3.4.13
Subsequent Land Closings	3.8
Subsequent Parcels	3.8
Subsequent Parcels Purchase Price	3.8.1
Survey	§4.8.1(C)
Tangible Personal Property	§2.1.3
Third Party Consents	§6.1.7
Title Report	§4.8.1(B)
True‑Up	§2.6.3
True‑Up Amount	§2.6.3(B)
True‑Up Date	§2.6
True‑Up Escrow	§2.5.3(B)
True‑Up Escrow Agreement	§2.5.3(B)
True‑Up Escrow Fund	§2.5.3(B)
True‑Up Payment Date	§2.6.4
WARN Act	§7.8.1
Warranty Claims	§2.4
Warranty Reserve Escrow	§2.5.3(C)
Warranty Reserve Escrow Agreement	§2.5.3(C)
Warranty Reserve Escrow Fund	§2.5.3(C)

Warranty Services Agreement	§3.4.10
Water Rights	§2.1.2

III.            RULES OF CONSTRUCTION

1.          Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the Parties hereto. Article and Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement. References to "Articles" and "Sections" are to articles and sections of this Agreement, unless otherwise specifically provided.

2.           Business Day. If any of the dates specified in this Agreement falls on a day that is not a Business Day, then the date of such action shall be deemed to be extended to the next Business Day.

3.          Certain Terms. Unless expressly indicated to the contrary, the terms "include," "includes," "including" and similar terms shall be construed as if followed by the phrase "without limitation." The term "amend" includes modify, supplement, renew, extend, replace, restate and substitute, and the term "amendment" includes modification, supplement, renewal, extension, replacement, restatement and substitution.

4.           Singular and Plural; Gender. The singular of any word includes the plural, and vice-versa. The use of any gender includes all genders.

5.           Laws and Agreements. A reference to any specific law, regulation, code, document or agreement includes any future amendments of the law, regulation, code, document or agreement, as the case may be.

EXHIBIT R

Form of True-Up Escrow Agreement

Schedule 2.1.1

Schedule of Net Asset Value (i.e., NAV Schedule)

Schedule 2.1.2

Land

Schedule 2.1.6

Model Homes

Schedule 2.1.7

Existing Land and Lot Acquisition Contracts

Schedule 2.1.8

Other Contracts

Schedule 2.2

Excluded Assets

Schedule 2.3

Assumed Liabilities

Schedule 2.5.1(A)(1)

Target Purchase Price Schedule

Schedule 2.7

Allocation of Purchase Price

Schedule 3.4.16

Required Seller Consents

Schedule 3.8

Subsequent Parcels

Schedule 4.3

Owners

Schedule 4.4

No Conflict

Schedule 4.7.1(a)

Material Subcontracts

Schedule 4.7.1(b)

Sale Contracts and Sale Deposits

Schedule 4.7.4

Renegotiations

Schedule 4.8.1

Real Property

Schedule 4.8.8

Performance Obligations

Schedule 4.8.9

Homeowner Associations

Schedule 4.8.13

Special Districts

Schedule 4.8.15

MUD Reimbursement Obligations to Sellers

Schedule 4.9

(Un)Finished Lots

Schedule 4.9(a)

Current Development Budgets

Schedule 4.10.1

Improvements

Schedule 4.11

Tangible Personal Property and Marketing Property

Schedule 4.12

Plans and Specifications – Transfer Restrictions

Schedule 4.13

Intellectual Property Rights of Sellers

Schedule 4.14(a)

Insurance Policies

Schedule 4.14(b)

Insurance Claims

Schedule 4.15

Employee Contracts with Severance Payments

Schedule 4.16

Employee Plans

Schedule 4.23

Related Persons’ Interests

Schedule 4.24

Tax Return Audits/Contests

Schedule 4.26

Ownership Interest in Shared Services Agreements

Schedule 4.27.1

MHI Title Company and Mortgage Company Organizational Documents

Schedule 4.27.2

Service Companies Equity Ownership

Schedule 6.1

Conduct Prior to Closing

Schedule 6.9

Special Warranty Deeds for MUD Director Lots

Schedule 7.5.2

Seconding Arrangements for Sale & Master Planned Communities

Schedule B1

Individuals Deemed to have "Knowledge" for each Party